UNITED STATES SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Microsoft Corporation

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Annual Shareholders Meeting

The Annual Shareholders Meeting of

Microsoft Corporation will be held at

Meydenbauer Center

11100 NE 6th Street

Bellevue, Washington 98004

Admission requirements

See Part 6 – “Information about the meeting” for details on admission requirements to attend the Annual Shareholders Meeting.

Annual Meeting of Shareholders

The Annual Meeting of Shareholders of

Microsoft Corporation will be held at:

Meydenbauer Center

11100 NE 6th Street

Bellevue, Washington 98004

Admission requirements

See Part 6 – “Information about the meeting” for details on admission requirements to attend the Annual Meeting.

Proxy voting options

Your vote is important!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card or voting instruction form at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, your vote is immediately confirmed and tabulated, and helps Microsoft reduce postage and proxy tabulation costs.

If you prefer, you can vote by mail by returning the enclosed proxy card or voting instruction form in the addressed, prepaid envelope provided.

Please do not return the enclosed paper ballot if you are voting via the Internet or by telephone.

Vote by Internet

www.proxyvote.com

24 hours a day / 7 days a week

Instructions:

1.	Read the accompanying Proxy Statement.

2.	Go to the following website: www.proxyvote.com

3.	Have your proxy card or voting instruction form in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report, Proxy Statement, and other correspondence will be delivered to you via e-mail.

Vote by telephone

1.800.690.6903 via touch tone phone

toll-free 24 hours a day / 7 days a week

Instructions:

1.	Read the accompanying Proxy Statement.

2.	Call toll-free 1.800.690.6903.

3.	Have your proxy card or voting instruction form in hand and follow the instructions.

October 20, 2014

Dear Shareholder,

We invite you to attend the Annual Shareholders Meeting of Microsoft Corporation (“Annual Meeting”), which will be held at Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, on December 3, 2014 at 8:00 a.m. Pacific Time. Doors open at 7:00 a.m. As we did last year, we will feature a Microsoft Store at our product showcase. This will give you the opportunity to experience Microsoft’s latest consumer products including the latest devices running Windows 8.1, Microsoft Surface, Xbox, and the latest Windows Phones. Driving directions to Meydenbauer Center are on the last page of this document. Parking will be validated only for Meydenbauer Center garage. Parking is limited, so plan ahead if you are driving to the meeting.

The attached Notice of Annual Shareholders Meeting and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you attend the Annual Meeting, you can vote in person, even if you have previously submitted your proxy.

This year’s shareholder question and answer session will include both live questions and questions submitted in advance. You may submit a question in advance through the Shareholder Forum available at www.theinvestornetwork.com/forum/msft/default.aspx; we will respond to as many inquiries as time allows.

This year we are offering a virtual shareholder meeting through which you can view the meeting, submit questions and vote online. We will also provide a live webcast of the Annual Meeting from the Microsoft Investor Relations website at www.microsoft.com/investor. A transcript with video and audio of the entire Annual Meeting will be available on the Investor Relations website after the meeting. We hope this will allow those who cannot attend the meeting in person to hear Microsoft executives discuss the year’s results and our plans for the future. In addition, we make available at our Investor Relations website a variety of information for investors. Our goal is to maintain the Investor Relations website as a portal through which investors can easily find or navigate to pertinent information about us.

On behalf of the Board of Directors, we would like to express our appreciation for your continued investment in Microsoft. We look forward to greeting as many of you as possible.

Sincerely,

Satya Nadella

Chief Executive Officer

John W. Thompson

Independent Chairman

The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the meeting or any other adjacent areas, except by credentialed media. We realize that many mobile phones have built-in cameras; while these phones may be brought into the venue, the camera function may not be used at any time.

LETTER TO OUR SHAREHOLDERS FROM THE BOARD OF DIRECTORS

As stewards of Microsoft, the Board of Directors values direct engagement with our shareholders. In this year of tremendous change and growth for the Company, it is especially important for us to maintain a regular rhythm of communication with you. We would like to take this opportunity to highlight four areas of particular significance for the Board this past year.

CEO Succession

The chief executive officer role at Microsoft is demanding, requiring mastery of complex, rapidly evolving business models and the ability to lead a highly technical organization. We conducted an exhaustive and thoughtful search, looking both externally and internally to identify the best possible individual to lead the Company into its next chapter of innovation and growth. With the appointment of Satya Nadella, we believe we fulfilled our goal, selecting the best candidate to bring the Company renewed and continued success.

Shareholder Outreach and Engagement

While it has long been a priority of the Board to maintain an active dialogue with shareholders, over the past fiscal year we placed renewed emphasis on this area. Independent members of our Board spoke with investors collectively holding over 30 percent of outstanding shares, and members of our management team continued our practice of speaking with shareholders and provided feedback received directly to us.

From the outset, Mr. Nadella committed to investing time with shareholders to increase transparency and better understand their perspectives, including by meeting with our largest investors shortly after his appointment and participating in quarterly earnings calls beginning with last April’s third quarter report.

As we move closer to our annual shareholders meeting, we invite you to write us at AskBoard@microsoft.com about the Board of Directors or corporate governance at Microsoft. We sincerely value the continued feedback from our shareholders and are committed to ensuring a diversity of perspectives are thoughtfully considered as we work to deliver long-term value.

Board Development and Composition

Board Refreshment. Our Board regularly adds directors to infuse new ideas and fresh perspectives in the boardroom. The Governance and Nominating Committee is focused on how the experience and skill set of each individual director complements those of fellow directors to create a balanced Board with diverse viewpoints, deep expertise, and a strong technology-specific knowledge base.

Independent Chairman. With Mr. Nadella’s appointment as CEO, John Thompson, former lead independent director for the Board, assumed his current role as non-executive Chairman of the Board. Previous Chairman Bill Gates assumed a new role as Founder and Technology Advisor to devote time to the Company supporting Mr. Nadella in shaping technology and product direction.

Independent Directors. Our current Board includes ten engaged independent directors with diverse skills and expertise. We look forward to building on this foundation as we continue to identify and attract additional perspectives to help us advance our position as one of the world’s leading technology companies. Since our last annual meeting, we’ve made the following additions.

•

Teri List-Stoll, Executive Vice President and Chief Financial Officer of Kraft Foods Group, joined the Board in October. She brings exceptional financial and operational expertise and great insight from her two decades of experience in consumer and retail industries.

•

Mason Morfit, president of ValueAct Capital, joined the Board in March following the announcement of last year’s cooperation agreement between our two companies. He brings valuable insights as a significant Microsoft shareholder, an experienced, financially sophisticated investor, and a director of several public companies.

•

Charles Scharf, Chief Executive Officer of Visa, joined the Board in October. As a CEO of a technology-driven global business, he brings strategic and operational experience and a deep understanding of how commerce is changing globally.

•

John Stanton, a pioneer and innovator in the U.S. and global wireless industry, joined the Board in July. He brings extraordinary experience in the mobile communications industry, deep business acumen, and extensive Board experience.

Ongoing Commitments

The Board remains focused on two enduring principles it believes are critical for maintaining a strong corporate governance framework.

Transparency. In partnership with Microsoft’s executive team, the Board is committed to regularly providing our shareholders with clear information about our business performance.

Corporate Citizenship and Stewardship. Microsoft’s work serving the needs of communities globally and fulfilling our public responsibilities contributes long-term value to our business, our shareholders, and communities around the world. When individuals and societies thrive, so do we. That is a guiding philosophy behind Microsoft YouthSpark, a commitment to create opportunities for 300 million youth through technology, training and experiences. It also is why we seek to do business in principled ways that respect people and the planet. For more about Microsoft’s corporate citizenship commitments and performance, please visit http://www.microsoft.com/citizenship.

Thank you for the trust you place in us. We appreciate the opportunity to serve Microsoft on your behalf.

Sincerely,

Dina Dublon Bill Gates Maria M. Klawe Teri L. List-Stoll David F. Marquardt G. Mason Morfit	Satya Nadella Charles H. Noski Helmut Panke Charles W. Scharf John W. Stanton John W. Thompson

Microsoft Corporation

Notice of 2014 Annual Shareholders Meeting

Date	December 3, 2014

Time	8:00 a.m. Pacific Time

Place	Meydenbauer Center 11100 NE 6th Street Bellevue, Washington 98004

Record date	September 30, 2014. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Proxy voting	Important. Please vote your shares promptly to ensure the presence of a quorum at the meeting. Voting your shares now via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expenses and extra work of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

Items of business

• To elect 10 directors from among the nominees described in this Proxy Statement

• To approve, on a non-binding advisory basis, the compensation paid to our Named Executive Officers

• To ratify the selection of Deloitte & Touche LLP as our independent auditor for fiscal year 2015

• To consider a shareholder proposal described in the accompanying Proxy Statement, if properly presented at the Annual Meeting

• To transact other business that may properly come before the Annual Meeting

Virtual meeting	You also may vote at the meeting via the Internet by visiting www.virtualshareholdermeeting.com/MSFT14 and following the instructions.

Important notice regarding the availability of proxy materials for the Annual Shareholders Meeting to be held on December 3, 2014. Our Proxy Statement and Annual Report to Shareholders are available at www.microsoft.com/investor.

By order of the Board of Directors

Bradford L. Smith

Secretary

Redmond, Washington

October 20, 2014

Proxy Statement table of contents

1	Table of contents

Solicitation of proxies	63

Householding	63

Election of directors	63

Voting procedures	63

Tabulation of votes	63

Majority vote standard for election of directors	63

Vote required; effect of abstentions and broker non-votes	64

Vote confidentiality	64

Where to find more proxy voting information	64

Where to find our corporate governance documents	65

Other business	65

Driving directions and parking

Downtown Bellevue	Back Cover

Table of contents	2

Proxy summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider; please read the entire Proxy Statement carefully before voting.

Annual Shareholders Meeting

Date	December 3, 2014

Time	8:00 a.m. Pacific Time

Place	Meydenbauer Center 11100 NE 6th Street Bellevue, Washington 98004

Record date	September 30, 2014

Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Admission to meeting	Proof of share ownership will be required to enter the Microsoft Annual Meeting. See Part 6 – “Information about the meeting” for details. Please follow the directions to Meydenbauer Center on the last page of this Proxy Statement.

Meeting agenda

•	Election of 10 directors

•	Advisory vote on executive compensation

•	Ratification of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent auditor for fiscal year 2015

•	Vote on one shareholder proposal

•	Transact other business that may properly come before the meeting

Voting matters and vote recommendation

See Part 5 – “Proposals to be voted on at the meeting” for more information.

Matter	Board vote recommendation	Votes required for approval	Abstentions	Uninstructed shares
Management proposals
Election of 10 directors	For each director nominee	Majority of shares cast	Not voted	Not voted
Advisory vote on executive compensation	For	Majority of shares cast	Not voted	Not voted
Ratification of Deloitte & Touche as our independent auditor for fiscal year 2015	For	Majority of shares cast	Not voted	Discretionary vote
Shareholder proposal
Proxy access for shareholders	Against	Majority of shares cast	Not voted	Not voted

3	Proxy summary

Our director nominees

See Part 2 – “Board of Directors” for more information.

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name	Age	Director since	Occupation	Inde- pendent	Other public boards	Committee memberships
						AC	CC*	GN	RPP
William H. Gates III	58	1981	Co-Chair and Trustee, Bill & Melinda Gates Foundation		1
Maria M. Klawe	63	2009	President, Harvey Mudd College	•	1		M		M
Teri L. List-Stoll	51	2014	Executive Vice President and CFO, Kraft Foods Group, Inc.	•	1	F
G. Mason Morfit	39	2014	President, ValueAct Capital	•	0	M
Satya Nadella	47	2014	CEO, Microsoft		0
Charles H. Noski	62	2003	Former Vice Chairman, Bank of America Corporation	•	1	C, F		M
Helmut Panke	68	2003	Former Chairman of the Board of Management, BMW Bayerische Motoren Werke AG	•	3	F	M		C
Charles W. Scharf	49	2014	CEO, Visa, Inc.	•	1			M
John W. Stanton	59	2014	Chairman, Trilogy International Partners, Inc.	•	1		M
John W. Thompson	65	2012	Independent Chairman, Microsoft; CEO, Virtual Instruments, Inc.	•	0			C	M

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
GN	Governance and Nominating Committee	F	Financial expert
RPP	Regulatory and Public Policy Committee

*	Dina Dublon and David F. Marquardt have announced they will not seek re-election at the 2014 Annual Shareholders Meeting. Dina Dublon currently serves as Compensation Committee Chair. The Board will appoint a Committee Chair following the Annual Shareholders Meeting.

Attendance

Each director nominee is a current director and attended at least 75% of the aggregate of all fiscal year 2014 meetings of the Board and each committee on which he or she served.

Proxy summary	4

Executive compensation matters

See Part 3 – “Named Executive Officer compensation” and Part 5 – “Proposals to be voted on at the meeting” for more information.

Business highlights

Fiscal year performance results included:

•	$86.8 billion in revenue, an increase of 12%

•	$27.8 billion in operating income, an increase of 4%

•	$2.63 diluted earnings per share, an increase of 2%

•	$25.2 billion in unearned revenue as of fiscal year-end, a record amount

•	116% growth in Commercial Cloud revenue

•	$15.7 billion returned to shareholders through dividends and stock buybacks, an increase of 27%

•	Total shareholder return of 24%

In addition to appointing a new chief executive officer (“CEO”), we made several significant strategic and Board leadership changes during fiscal year 2014, including:

•

In September 2013, we announced new reporting segments that resulted from a corporate restructuring we implemented for our 2014 fiscal year. The new segments provide investors with additional transparency through disclosing results by business model and customer segment rather than by product. We also began disclosing new key performance indicators to provide more insight for our shareholders into significant drivers of our business, including Commercial Cloud revenue, several views of Windows and Office 365 revenue growth, and Surface revenue.

•

In February 2014, John Thompson, previously our lead independent director, became independent Chairman of our Board. Mr. Thompson led the search process that resulted in Mr. Nadella’s appointment as our CEO.

•

In April 2014, we completed the acquisition of the Nokia Devices and Services business to both accelerate our phone market share and grow the opportunity for our entire set of offerings for the mobile-first and cloud-first world.

•

In July 2014, we announced a major restructuring plan to streamline and simplify our organization, eliminate duplicative efforts, and align our engineering and product teams for our overall long-term strategy.

Executive compensation advisory vote

Our Board of Directors recommends that shareholders vote to approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as described in this Proxy Statement, for the following reasons.

Pay for performance

Over 70% of annual target compensation for our named executive officers is paid through equity, providing direct alignment with returns to shareholders and incentives to drive long-term business success. The compensation package for our CEO is designed to motivate him to successfully implement our business transformation and create sustainable long-term value for shareholders by providing the opportunity to build significant ownership and share in these gains if we perform well relative to the S&P 500 companies on total shareholder returns over performance periods spanning seven years. In addition, the Compensation Committee and management intend to develop and adopt performance metrics for executive officer incentive pay that align to the evolution of the Company’s business models and long-term goals to be implemented for the fiscal year 2016 senior executive compensation program.

Sound program design

We designed our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success and industry leadership while considering individual and Company performance and alignment with the interests of long-term shareholders. We achieve our objectives through compensation that:

✓	provides a competitive total pay opportunity,

✓	consists primarily of stock-based compensation,

✓	enhances retention through multi-year vesting of stock awards, and

✓	does not encourage unnecessary and excessive risk taking.

Best practices in executive compensation

Some of our leading practices include:

✓	an executive compensation recovery policy,

✓	an executive stock ownership policy,

✓	a policy prohibiting pledging and hedging ownership of Microsoft stock,

×	no executive-only perquisites or benefits,

×	no employment contracts or change in control protections, and

×	no supplemental executive or similar retirement programs.

5	Proxy summary

Auditors

See Part 4 – “Audit Committee matters” for more information.

We ask that our shareholders ratify the selection of Deloitte & Touche as our independent auditor for fiscal year 2015. Below is summary information about Deloitte & Touche’s fees for services provided in fiscal years 2014 and 2013.

Year ended June 30	2014	2013
Audit fees	$28,178,000	$23,075,000
Audit related fees	18,015,000	13,782,000
Tax fees	51,000	57,000
All other fees	27,000	410,000
Total	$46,271,000	$37,324,000

2015 Annual Shareholders Meeting

Shareholder proposals submitted for inclusion in our 2015 proxy statement pursuant to Securities and Exchange Commission (“SEC”) Rule 14a-8 must be received by us no later than June 18, 2015.

Notice of shareholder proposals to be raised from the floor of the 2015 Annual Shareholders Meeting outside of SEC Rule 14a-8 must be delivered to us no earlier than August 5, 2015 and no later than September 4, 2015.

Note about forward-looking statements

This Proxy Statement includes estimates, projections and statements relating to our business plans, objectives and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this report, including this Proxy Summary and Part 3 – “Named Executive Officer compensation.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,”

“future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in “Risk Factors” of our Forms 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Proxy summary	6

Part 1	Corporate governance at Microsoft

Corporate governance principles and practices

Investor outreach and our corporate governance cycle

We actively engage with our shareholders as part of our annual corporate governance cycle. This includes as appropriate the direct involvement of our directors.

Spring

Our annual corporate governance cycle begins with reviewing governance best practices, regulatory developments, and our own policies and practices. This analysis informs the annual update of our governance framework and policies.

Summer

Our Governance and Nominating Committee publishes an open letter to our shareholders describing significant changes to our governance practices along with other developments at Microsoft. We then speak with our largest investors about this information and solicit input on topics that are important to them, which we communicate to the Board and incorporate in what we address in our proxy.

Fall

We publish our annual communications to shareholders and other stakeholders:

•   our annual report

•   proxy statement and

•   citizenship report

We speak again with our largest investors about important topics to be addressed at our annual shareholders meeting. We then hold our annual shareholders meeting.

Winter The cycle concludes with the Board’s self-assessment, which includes considering feedback received from shareholders during the preceding year.

Corporate governance framework

Corporate governance at Microsoft is designed to promote the long-term interests of our shareholders, maintain internal checks and balances, strengthen management accountability, engender public trust, and foster responsible decision making and accountability.

The documents listed below establish our governance framework, which is intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions independent of management. Our goal is to align the interests of directors, management, and shareholders, and comply with or exceed the requirements of the NASDAQ Stock Market (“NASDAQ”) and applicable law. This framework establishes the practices our Board follows with respect to:

•	Board composition and member selection,

•	Board meetings and involvement of senior management,

•	chief executive officer performance evaluation,

•	management succession planning,

•	Board committees, and

•	director compensation.

7	Corporate governance at Microsoft

Corporate Governance Documents

✓      Amended and Restated Articles of Incorporation

✓      Bylaws

✓      Corporate Governance Guidelines

✓      Director Independence Guidelines

✓      Microsoft Finance Code of Professional Conduct

✓      Microsoft Standards of Business Conduct

✓      Audit Committee Charter and Responsibilities Calendar

✓      Compensation Committee Charter

✓      Governance and Nominating Committee Charter

✓      Regulatory and Public Policy Committee Charter

✓      Stock Ownership and Holding Requirements for Microsoft Corporation Executives

✓      Executive Compensation Recovery Policy

✓      Compensation Consultant Independence Standards

Independent Chairman of the Board

The roles of chairman and chief executive officer have been separate since 2000. When the Board appointed Mr. Nadella as CEO, the independent members of the Board also designated John Thompson, previously lead independent director, as independent Chairman of the Board in February 2014.

In his role as lead independent director, Mr. Thompson coordinated the Board’s search for a new CEO following Mr. Ballmer’s announcement in August 2013 that he planned to retire as CEO upon the selection of a successor.

As Chairman, Mr. Thompson leads the activities of the Board, including calling meetings of the Board and independent directors, as necessary, setting the agenda for Board meetings in consultation with the CEO and corporate secretary, chairing executive sessions of the independent directors, engaging with shareholders as appropriate, acting as an advisor to Mr. Nadella on strategic aspects of the CEO role with regular consultations on major developments and decisions likely to interest the Board. He also performs the other duties specified in the Corporate Governance Guidelines or assigned from time to time by the Board. The independent directors annually appoint a Chairman of the Board.

Our Board believes its current leadership structure effectively allocates authority, responsibility, and oversight between management and the independent members of our Board. It gives primary responsibility for the operational leadership and strategic direction of the Company to our CEO, while the Chairman facilitates our Board’s independent oversight of management, promotes communication between management and our Board, engages with shareholders and leads our Board’s consideration of key governance matters. The Board believes its programs for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect how it structures its leadership.

Board independence

•	Substantial majority of independent directors – Ten of our 12 directors are independent of the Company and management. We are committed to maintaining a substantial majority of independent directors.

•

Executive sessions of independent directors – At each quarterly Board meeting, time is set aside for the independent directors to meet in executive session without Company management present. Additional executive sessions are held as needed.

•

Independent compensation consultant – The compensation consultant retained by the Compensation Committee is independent of the Company and management as described in our Compensation Consultant Independence Standards.

Board committee independence and expertise

•	Committee independence – Only independent directors are members of the Board’s committees.

•

Financial sophistication and expertise – All members of the Audit Committee meet the NASDAQ listing standard of financial sophistication, and Mmes. Dublon and List-Stoll, Mr. Noski and Dr.  Panke are “audit committee financial experts” under SEC rules.

Shareholder authority

•	Majority voting – We have a majority vote standard for director elections. In an uncontested election, directors will be elected by the majority of votes cast.

•	Annual elections – All directors are elected annually. Microsoft does not have a classified board.

•	Confidential voting – We have a confidential voting policy to protect the voting privacy of our individual shareholders.

•	Special meetings – Shareholders representing 25% or more of outstanding shares can call a special shareholders meeting.

Risk oversight

•	Board – The Board oversees risk management at the Company. The Board exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees.

Corporate governance at Microsoft	8

•

Committees – The Audit Committee reviews and assesses the Company’s processes to manage financial reporting risk and to manage investment, tax, and other financial risks. It also reviews the Company’s policies for risk assessment and steps management has taken to control significant risks, except those delegated by the Board to other committees. The Compensation Committee oversees compensation programs and policies and their effect on risk taking by management. The Regulatory and Public Policy Committee oversees business risks related to privacy and cybersecurity, public policy, corporate citizenship, and competition law.

In each case, management periodically reports to the Board or relevant committee, which provides guidance on risk assessment and mitigation. Each committee charged with risk oversight reports up to the Board on those matters.

Compensation

•	Compensation clawback – We have a strong executive compensation recovery policy that applies to executive officers and our principal accounting officer.

•

Stock ownership – We have stock ownership policies for directors, executive officers, and other senior executives. The policies were established to promote a long-term perspective in managing the enterprise and to help align the interests of our shareholders, executives, and directors.

•

Anti-hedging and pledging policy – We prohibit our directors and executive officers from hedging their ownership of Microsoft stock, including trading in options, puts, calls, or other derivative instruments related to Company stock or debt. Directors and executive officers are prohibited from purchasing Microsoft stock on margin, borrowing against Microsoft stock held in a margin account, or pledging Microsoft stock as collateral for a loan.

Director orientation and continuing education

•

Board orientation – Our orientation programs familiarize new directors with Microsoft’s businesses, strategies, and policies, and assist new directors in developing the skills and knowledge required for their service on the Board of Directors.

•

Continuing education – Continuing education programs assist directors in maintaining skills and knowledge necessary or appropriate for the performance of their responsibilities. These programs may include internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at qualifying academic or other independent programs.

Director self-evaluation

Each year, our Board and committees conduct self-evaluations to assess their effectiveness and adherence to the Corporate Governance Guidelines and committee charters, and to identify opportunities to improve Board and committee performance.

Citizenship

Microsoft’s citizenship mission is to serve the needs of communities globally and fulfill our responsibilities to the public. Our customers and society expect us to maximize the value of technology while also preserving values that are timeless. Microsoft’s commitments to corporate citizenship help us meet these expectations and they contribute long-term value to our business, our shareholders, and communities around the world. In recognition of the importance of citizenship to Microsoft’s long-term business success, the duties of the Regulatory and Public Policy Committee of our Board of Directors include reviewing and providing guidance to the Board and management about the Company’s policies and programs that relate to corporate citizenship, including human rights, environmental sustainability, corporate social responsibility, supply chain management, charitable giving, and political activities and expenditures.

For an in-depth review of Microsoft’s approach to corporate citizenship and performance in fiscal year 2014, please visit our 2014 Microsoft Citizenship Report at www.microsoft.com/citizenshipreport. The report details the progress we are making serving communities through efforts such as Microsoft YouthSpark, our company-wide initiative to create opportunities for 300 million youth through technology, training and experiences. It also covers our commitments to ethical business conduct and governance, our people, human rights, responsible sourcing, and environmental sustainability.

Political contributions

Microsoft recognizes the increasing interest of U.S. public company shareholders in establishing greater transparency about corporate political contributions. We disclose our political contributions to support candidates and ballot measures and how certain of our trade association membership dues are used for political activities. As part of our commitment to transparency, we developed our Principles and Policies Guiding Microsoft Participation in Public Policy Process in the United States, which focus on ensuring compliance with applicable federal and state laws and are designed to go beyond compliance to implement what we consider leading practices in corporate accountability, transparency, integrity, and responsibility. The policy is available at www.microsoft.com/politicalengagement.

9	Corporate governance at Microsoft

Shareholder communication with directors

Shareholders are invited to contact the Board about corporate governance or the Board of Directors. Inquiries meeting these criteria will be received and processed by management before being forwarded to the Board, a committee of the Board, or a director as designated in your message. Communications relating to other topics, including those that are primarily commercial in nature, will not be forwarded.

Email:	AskBoard@microsoft.com

Mail:	MSC 123/9999
Office of the Corporate Secretary
Microsoft Corporation
One Microsoft Way
Redmond, WA 98052-6399

Concerns about accounting or auditing matters or possible violations of our Standards of Business Conduct should be reported under the procedures outlined in the Microsoft Standards of Business Conduct, which is available on our website at www.microsoft.com/mscorp/legal/buscond.

Corporate governance at Microsoft	10

Part 2	Board of Directors

Ten directors have been nominated for election at the Annual Meeting to hold office until the next Annual Shareholders Meeting. Information about their professional backgrounds, qualifications, and other board memberships follows. You can also view our video series featuring members of our Board at www.microsoft.com/investor/board.

Director nominations and qualifications

Selection of Board members – The Company’s shareholders elect Board members annually. The Governance and Nominating Committee recommends to the Board director candidates for nomination and election at the Annual Shareholders Meeting or for appointment to fill vacancies. The Governance and Nominating Committee annually reviews with the Board the applicable skills and characteristics required of Board nominees, considering current Board composition and Company circumstances. In making its recommendations to our Board, the Governance and Nominating Committee considers the qualifications of individual director candidates in light of the board membership criteria described below. The Governance and Nominating Committee retains any search firms and approves payment of their fees.

Board membership criteria – The Governance and Nominating Committee works with our Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a board with diverse backgrounds and experience in business, education, and public service. Characteristics expected of all directors include

•	independence,

•	integrity,

•	high personal and professional ethics,

•	sound business judgment, and

•	the ability and willingness to commit sufficient time to the Board.

In evaluating the suitability of individual Board members, our Board considers many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today’s business environment; understanding of our business and technology; educational and professional background; personal accomplishment; and geographic, gender, age, and ethnic diversity. Our Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience.

In determining whether to recommend a director for re-election, the Governance and Nominating Committee considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board, and the results of the most recent Board self-evaluation.

The Governance and Nominating Committee assesses its efforts to maintain an effective and diverse Board of Directors in the course of its regular responsibilities, which include annually

•	reporting to our Board on the performance and effectiveness of the Board,

•	presenting to our Board individuals recommended for election to the Board at the annual shareholders meeting, and

•	obtaining or performing an assessment of the Governance and Nominating Committee’s own performance.

11	Board of Directors

Current Board – Shareholders previously elected Drs. Klawe and Panke and Messrs. Gates, Noski, and Thompson. As described above, during the past year we added five directors to our Board. In addition to the annual review of the Board composition, the Governance and Nominating Committee works with the full Board to regularly evaluate the composition of the Board to assess whether one or more directors should be added in view of director departures, the number of directors needed to fulfill the Board’s responsibilities under the Corporate Governance Guidelines and committee charters, and the skills and capabilities that are relevant to the Board’s work and the Company’s strategy. In recruiting the directors who joined the Board in 2014, the Governance and Nominating Committee retained the search firm of Spencer Stuart to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services. The recruiting process typically involves either the search firm or a member of the Governance and Nominating Committee contacting a prospect to gauge his or her interest and availability. A candidate will then meet with several members of the Board including Mr. Nadella, and then meet with members of management as appropriate. At the same time, the Governance and Nominating Committee and the search firm will contact references for the prospect. A background check is completed before a final recommendation is made to the Board to appoint a candidate to the Board.

Mr. Nadella was appointed to the Board in February 2014 concurrent with his appointment as CEO. Mr. Morfit was appointed to the Board in March 2014 in connection with the Cooperation Agreement between ValueAct Capital (Mr. Morfit’s employer) and Microsoft. Mr. Stanton was appointed to the Board in July 2014. Management recommended Mr. Stanton as a candidate for consideration by the Governance and Nominating Committee. Ms. List-Stoll and Mr. Scharf were appointed to the Board in October 2014 following Ms. Dublon’s and Mr. Marquardt’s announcement that they would not be standing for re-election. The director search firm identified Ms. List-Stoll and Mr. Scharf as candidates.

Board of Directors	12

The table below summarizes key qualifications, skills, or attributes most relevant to the decision to nominate him or her to serve on the Board of Directors. A mark indicates a specific area of focus or expertise on which the Board relies most. The lack of a mark does not mean the director does not possess that qualification or skill. Each director biography below describes these qualifications and relevant experience in more detail.

Director candidates submitted by shareholders

The Governance and Nominating Committee considers shareholder recommendations for candidates for the Board of Directors using the same criteria described above. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock must be sent to the attention of MSC 123/9999, Office of the Corporate Secretary, Microsoft Corporation, One Microsoft Way, Redmond, WA 98052-6399. A shareholder who wishes to nominate a candidate must follow the procedures described in Article 1 of our Bylaws.

13	Board of Directors

Our director nominees

William H. Gates III Age 58 Director since 1981
Microsoft Committees • None	Other Public Company Directorships • Berkshire Hathaway Inc.

Mr. Gates, a cofounder of Microsoft, served as Chairman from our incorporation in 1981 until February 2014. He currently acts as a Technical Advisor to Mr. Nadella on key development projects. Mr. Gates retired as an employee in July 2008. Mr. Gates served as Chief Software Architect from January 2000 until June 2006, when he announced his two-year plan to transition out of a day-to-day full-time employee role. Mr. Gates served as Chief Executive Officer from 1981 until January 2000, when he resigned as Chief Executive Officer and assumed the position of Chief Software Architect. As co-chair of the Bill & Melinda Gates Foundation, Mr. Gates shapes and approves grant-making strategies, advocates for the foundation’s issues, and helps set the overall direction of the organization.

Qualifications:

As a founder of Microsoft, Mr. Gates’ foresight and his vision for personal computing have been central to the success of Microsoft and the software industry. He has unparalleled knowledge of the Company’s history, strategies, and technologies. As Chairman and Chief Executive Officer of the Company from its incorporation in 1981 to 2000, he grew Microsoft from a fledgling business into the world’s leading software company, in the process creating one of the world’s most prolific sources of innovation and powerful brands. As Chief Software Architect from 2000 to 2006, and through 2008 when he retired as an employee of Microsoft, Mr. Gates set in motion technological and strategic programs that are a core part of the Company. He continues to provide technical and strategic input on our evolution as a productivity and platform company for the mobile-first and cloud-first world. His work overseeing the Bill and Melinda Gates Foundation provides global insights relevant to the Company’s current and future business opportunities and a keen appreciation of stakeholder interests.

Board of Directors	14

Maria M. Klawe, Ph.D. Age 63 Director since 2009
Microsoft Committees • Compensation • Regulatory and Public Policy	Other Public Company Directorships • Broadcom Corporation

Since 2006, Dr. Klawe has been President of Harvey Mudd College, a private liberal arts college in Claremont, California that focuses on engineering, science, and mathematics. Dr. Klawe served as Dean of Engineering and a Professor of Computer Science at Princeton University from 2003 to 2006, and held several positions at the University of British Columbia from 1988 to 2002 including Dean of Science, Vice President of Student and Academic Services, and head of the Department of Computer Science. She has also worked at IBM Research in California, the University of Toronto, and Oakland University.

Qualifications:

As a distinguished technologist and academic leader in the field of computer science and mathematics, Dr. Klawe brings a unique perspective to the Microsoft Board of Directors. She understands the basic science that underlies our technologies, the research and development process, and the interests and needs of the academic institutions and students that feed our talent pipeline. These same institutions are also a major consumer of our products and services as they incubate future generations of innovation. Her extensive background as a leader at several renowned colleges and universities gives her experience with many of the operational and administrative challenges that complex organizations face.

15	Board of Directors

Teri L. List-Stoll Age 51 Director since 2014
Microsoft Committees • Audit	Other Public Company Directorships • Danaher Corporation

Teri List-Stoll became Executive Vice President and Chief Financial Officer for Kraft Foods Group in December 2013. As CFO, she leads Kraft’s finance, information services, and business process excellence organizations. Her responsibilities include financial planning, financial accounting and reporting, internal audit, treasury, tax, acquisitions and divestitures, and investor relations. Ms. List-Stoll joined Kraft in September 2013 as Senior Vice President leading the business unit finance teams. She came to Kraft after nearly 20 years at Procter & Gamble (“P&G”), where she most recently served as Senior Vice President and Treasurer. Ms. List-Stoll started with P&G in 1994 and held finance leadership roles across a diverse range of areas including business unit management, supply chain, sales, accounting, and financial planning and analysis. From 1991 to 1993, Ms. List-Stoll was a fellow with the Financial Accounting Standards Board (“FASB”). Prior to her fellowship at FASB, she spent six years at Deloitte & Touche, providing financial counsel to large multinational companies.

Qualifications:

Ms. List-Stoll brings to the Board significant financial expertise, having spent her professional career in a broad range of finance and accounting roles. She has exceptional financial and operational experience from her two decades in consumer goods and retail industries. As Executive Vice President and Chief Financial Officer for Kraft Foods Group and in her previous roles at P&G, Ms. List-Stoll has a proven track record leading diverse and complex financial functions, providing an understanding of complex financial management and accounting matters similar to those Microsoft faces. Her experience involving business unit management, supply chain and sales at a major consumer products company provides valuable insights into the Company’s consumer opportunities.

Board of Directors	16

G. Mason Morfit Age 39 Director since 2014
Microsoft Committees • Audit	Other Public Company Directorships • None
Former Public Company Directorships Held in the Past Five Years • Advanced Medical Optics, Inc. • C.R. Bard, Inc. • Immucor, Inc. • Valeant Pharmaceuticals International, Inc.

Mr. Morfit is the President of ValueAct Capital, a significant Microsoft shareholder. He has been a non-managing member of ValueAct Capital Management, L.P. since January 2003 and was an associate with ValueAct Capital from January 2001 to December 2002. Prior to joining ValueAct Capital, Mr. Morfit worked in equity research for Credit Suisse First Boston from September 1999 to November 2000. He has a B.A. from Princeton University, and is a former CFA charter holder.

Qualifications:

Mr. Morfit is a seasoned investor involved in strategic planning for other public and private companies, including companies involved in significant periods of transition. His experience on the audit, governance, and compensation committees of other public companies positions him to be a valuable and versatile asset in a variety of contexts and committee roles. Mr. Morfit has substantial experience in analyzing financial statements and capital allocation decisions.

17	Board of Directors

Satya Nadella Age 47 Director since 2014
Microsoft Committees • None	Other Public Company Directorships • None
Former Public Company Directorships Held in the Past Five Years • Riverbed Technology, Inc.

Mr. Nadella was appointed Chief Executive Officer and a Director in February 2014. He served as Executive Vice President, Cloud and Enterprise since July 2013. From 2011 to 2013, Mr. Nadella served as President, Server and Tools. From 2009 to 2011, he was Senior Vice President, Online Services Division. From 2008 to 2009, he was Senior Vice President, Search, Portal and Advertising. Since joining Microsoft in 1992, Mr. Nadella’s roles also included Vice President of the Business Division.

Qualifications:

The Board of Directors chose Mr. Nadella to lead Microsoft as Chief Executive Officer and serve on the Board because he is a proven leader with masterful engineering skills, business vision, and the ability to bring people together. His understanding of how technology will be used and experienced around the world will serve us well in our next chapter of innovation and growth. Mr. Nadella’s decades-long history with Microsoft gives him deep insight into our culture, operations, and strategic direction. He spearheaded major strategy and technical shifts across the company’s products and services, most notably our move to the cloud and the development of one of the largest cloud infrastructures in the world supporting Bing, Xbox, Office 365 and other services. This experience is fundamental to the Company’s current strategic direction. The business groups he managed delivered strong, consistent growth, outperforming the market and taking share from competitors, demonstrating his ability to translate vision into business results.

Board of Directors	18

Charles H. Noski Age 62 Director since 2003
Microsoft Committees • Audit (Chair) • Governance and Nominating	Other Public Company Directorships • Avon Products, Inc.

Former Public Company Directorships Held in the Past Five Years

•  Air Products and Chemicals, Inc.

•  Automatic Data Processing, Inc.

•  Avery Dennison Corporation

•  Merrill Lynch & Co (wholly-owned subsidiary of Bank of America Corporation)

•  Morgan Stanley

Mr. Noski served as Vice Chairman of Bank of America Corporation from June 2011 until September 2012. From May 2010 through June 2011, he served as Executive Vice President and Chief Financial Officer of Bank of America Corporation. From 2003 to 2005, Mr. Noski served as Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation and served as a director from 2002 to 2005. Mr. Noski joined AT&T in 1999 as Senior Executive Vice President and Chief Financial Officer and was named Vice Chairman of AT&T’s board of directors in 2002. Mr. Noski retired from AT&T upon completion of its restructuring in November 2002. Prior to joining AT&T, Mr. Noski was President, Chief Operating Officer, and a member of the board of directors of Hughes Electronics Corporation, a publicly traded subsidiary of General Motors Corporation in the satellite and wireless communications business. He is immediate past Chairman of the Financial Accounting Standards Advisory Council of the FASB, a member of the AICPA and FEI, a past member of the Standing Advisory Group of the PCAOB, and a director of the National Association of Corporate Directors.

Qualifications:

With his extensive background in finance, accounting, risk, capital markets, and business operations, Mr. Noski has a unique portfolio of business skills. He has served as a senior executive officer or head of a business unit of a major public company in a variety of contexts. A large part of Mr. Noski’s executive experience has been in the technology sector, including multinational telecommunications companies. His service with leading organizations in the accounting and auditing fields reflects his expertise in finance and accounting matters. Mr. Noski has served on a wide range of public company boards in the technology, industrial, and finance fields.

19	Board of Directors

Helmut Panke, Ph.D. Age 68 Director since 2003
Microsoft Committees • Audit • Compensation • Regulatory and Public Policy (Chair)	Other Public Company Directorships • UBS AG • Singapore Airlines Limited • Bayer AG (supervisory board)

Dr. Panke served as Chairman of the Board of Management of BMW Bayerische Motoren Werke AG from 2002 through 2006. From 1999 to 2002, he served as a member of the Board of Management for Finance. From 1996 to 1999, Dr. Panke was a member of the Board of Management for Human Resources and Information Technology. In his role as Chairman and Chief Executive Officer of BMW (US) Holding Corp. from 1993 to 1996, he was responsible for the company’s North American activities. He joined BMW in 1982.

Qualifications:

Dr. Panke brings a global perspective to the Microsoft Board of Directors. His almost 25-year career at BMW culminated in leading the company from 2002 to 2006, giving him experience as chief executive officer of a major international public corporation. In addition, his extensive résumé at BMW includes leadership roles in a variety of business disciplines including finance, information technology, worldwide human resources, and operations. Dr. Panke understands product manufacturing processes, how to manage a company through business cycles and intense competition, and how to build and sustain a globally recognized and respected brand. His service on the boards of other prominent international companies enhances his ability to contribute insights on achieving business success in a diverse range of geographies, economic conditions, and competitive environments.

Board of Directors	20

Charles W. Scharf Age 49 Director since 2014
Microsoft Committees • Governance and Nominating	Other Public Company Directorships • Visa Inc.

Charles W. Scharf has served as Chief Executive Officer and a Director of Visa Inc., a global payments company, since November 2012. Previously, Mr. Scharf was a Managing Director of One Equity Partners, the private investment arm of JPMorgan Chase & Co., a global financial services firm. From July 2004 to June 2011, Mr. Scharf served as Chief Executive Officer of Retail Financial Services at JPMorgan Chase & Co. and from May 2002 to July 2004, served as Chief Executive Officer of the retail division of Bank One Corporation, a financial institution. Mr. Scharf also served as Chief Financial Officer of Bank One Corporation from 2000 to 2002, Chief Financial Officer of the Global Corporate and Investment Bank division at Citigroup, Inc., an international financial conglomerate, from 1999 to 2000, and Chief Financial Officer of Salomon Smith Barney, an investment bank, and its predecessor company from 1995 to 1999.

Qualifications:

Mr. Scharf, as a sitting CEO of a large global business, adds strategic and operational depth to the Microsoft board, as well as a deep understanding of how commerce is changing globally. Mr. Scharf has more than 25 years of payment systems, financial services and leadership experience from his senior executive roles in some of the leading financial services firms in the world. Throughout his career Mr. Scharf has positively impacted large and complex institutions, from building one of the premier retail banking operations in the U.S. at JPMorgan Chase, to rebuilding the consumer banking brand, improving financial discipline and developing senior talent at Bank One, to overseeing a major business transition and consolidation as a director of Visa Inc. and Visa U.S.A. Mr. Scharf’s leadership skills and knowledge of global finance and commerce position him to contribute significantly to the board’s oversight of our evolving business, operations, and strategies.

21	Board of Directors

John W. Stanton Age 59 Director since 2014
Microsoft Committees • Compensation	Other Public Company Directorships • Columbia Sportswear Company
Former Public Company Directorships Held in the Past Five Years • Clearwire Corp.

Mr. Stanton founded Trilogy International Partners, Inc., a wireless operator in Central and South America and New Zealand, and Trilogy Equity Partners, a private equity fund that invests in early-stage growth opportunities in the wireless ecosystem in 2005, and currently serves as Chairman of both enterprises. He was a director of Clearwire Corp. from 2008 to 2013 and Chairman between 2011 and 2013. He also served as Clearwire’s Interim Chief Executive Officer during 2011. Mr. Stanton founded and served as Chairman and Chief Executive Officer of Western Wireless Corporation, a wireless telecommunications company, from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. Mr. Stanton was Chairman and a director of T-Mobile USA, formerly VoiceStream Wireless Corporation, a mobile telecommunications company, from 1994 to 2004 and was Chief Executive Officer from 1998 to 2003.

Qualifications:

Mr. Stanton is a recognized pioneer in the wireless telecommunications industry. His leadership of four of the top wireless operators in the United States over the past three decades positions him to contribute significantly to the development of our mobile-first and cloud-first strategies. His experience developing and operating wireless networks in established and developing markets worldwide will assist our efforts to grow our worldwide mobile devices and services footprint as we integrate the Nokia acquisition. Mr. Stanton’s extensive background as a chief executive officer and director of public and private companies will lend valuable perspective and judgment to the Board’s deliberations. His record of accomplishment in multiple business endeavors demonstrates his acumen across the spectrum of strategic planning and financial matters.

Board of Directors	22

John W. Thompson Age 65 Director since 2012
Microsoft Committees • Governance and Nominating (Chair) • Regulatory and Public Policy	Other Public Company Directorships • None
Former Public Company Directorships Held in the Past Five Years • Seagate Technology PLC • Symantec Corporation • United Parcel Service

Mr. Thompson, previously lead independent director, became independent Chairman of our Board of Directors in February 2014. He currently serves as Chief Executive Officer of Virtual Instruments, a privately-held company whose products are designed to ensure the performance and availability of applications deployed in virtualized and private cloud computing environments. Since 2009, Mr. Thompson has been an active investor in early-stage technology companies in Silicon Valley. Mr. Thompson served as Chairman and Chief Executive Officer of Symantec Corp. beginning in 1999, helping transform Symantec into a leader in security, storage, and systems management solutions. Mr. Thompson stepped down as Chief Executive Officer of Symantec in 2009, and stepped down from Symantec’s board of directors in 2011. Previously, Mr. Thompson held leadership positions in sales, marketing, and software development at IBM, including general manager of IBM Americas. He was a member of IBM’s Worldwide Management Council.

Qualifications:

Mr. Thompson has a wealth of leadership experience in the technology industry, including areas such as cloud computing and information security that are important to Microsoft’s strategic direction. As Chief Executive Officer of Virtual Instruments, he understands the critical importance of performance and reliability in enterprises’ physical, virtual, and cloud computing environments. During his 10-year tenure as Chief Executive Officer of Symantec, Mr. Thompson oversaw its transformation into a leader in security, storage, and systems management solutions for individual consumers and large enterprises. Through his senior leadership experiences at Virtual Instruments, Symantec, and IBM, he has expertise in sales, marketing, technology and operations, including managing a large workforce and overseeing international business operations. Mr. Thompson’s experience also includes service as a director of large public companies.

23	Board of Directors

Director independence

Our Corporate Governance Guidelines provide that a substantial majority of our directors will be independent. Our Board of Directors has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are available on our website at www.microsoft.com/investor/independenceguidelines. The guidelines either meet or exceed the independence requirements of NASDAQ. The guidelines identify categories of relationships the Board has determined would not affect a director’s independence, and therefore are not considered by the Board in determining director independence.

Under the director independence guidelines, the Board of Directors must affirmatively determine a director has no relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Governance and Nominating Committee and Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that is outside the categories permitted under the director independence guidelines.

Based on the review and recommendation by the Governance and Nominating Committee, the Board of Directors analyzed the independence of each director and determined that Messrs. Marquardt, Morfit, Noski, Scharf, Stanton, and Thompson, Mses. Dublon and List-Stoll, and Drs. Klawe and Panke meet the standards of independence under our Corporate Governance Guidelines, the director independence guidelines, and applicable NASDAQ listing standards, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. In making this determination, our Board considered that certain Board members have in the past and may in the future invest in investment funds of which Mr. Marquardt is a general partner or that are managed directly or indirectly by the firm of which Mr. Marquardt is a partner and that the Company may at times invest in businesses in which such funds have invested. The Board also considered the Company’s purchase of and payment for software licenses, hardware devices, and support services for technology from Virtual Instruments, Inc., of which Mr. Thompson is Chief Executive Officer, to enhance the performance and reliability of the Company’s storage area network resources. Payments to Virtual Instruments of $2.1 million in fiscal year 2014 constituted less than 5% of its last fiscal year revenues.

Meetings and meeting attendance

Our Board of Directors holds regularly scheduled quarterly meetings. Typically, committee meetings occur the day before the Board meeting. During one quarter each year, the committee and Board meetings occur on a single day so the evening and following day can be devoted to the Board’s annual retreat, which includes presentations and discussions with senior management about Microsoft’s long-term strategy. Besides the quarterly meetings, typically there are two other regularly scheduled meetings and several special meetings each year. At each quarterly

Board meeting, time is set aside for the independent directors to meet without management present. Our Board met twelve times during fiscal year 2014.

All of our directors attended 75% or more of the aggregate of all Board of Directors meetings and meetings of the committees on which they served during the last fiscal year. Directors are expected to attend the Annual Shareholders Meeting. All of our directors attended the 2013 Annual Meeting.

Board of Directors	24

Board committees

Our Board has four standing committees: an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, and a Regulatory and Public

Policy Committee. Each committee has a written charter. The table below provides current membership for each Board committee.

Committees of the Board of Directors

Director	Audit	Compensation	Governance and Nominating	Regulatory and Public Policy
William H. Gates III
Maria M. Klawe		Member		Member
Teri L. List-Stoll	Member
G. Mason Morfit	Member
Satya Nadella
Charles H. Noski	Chair		Member
Helmut Panke	Member	Member		Chair
Charles W. Scharf			Member
John W. Stanton		Member
John W. Thompson			Chair	Member
Dina Dublon*	Member	Chair
David F. Marquardt*			Member
Number of meetings in fiscal year 2014	13	10	9	4

*	Dina Dublon and David F. Marquardt have announced they will not seek re-election at the Annual Shareholders Meeting. Ms. Dublon currently serves as Compensation Committee Chair. The Board will appoint a Compensation Committee Chair following the Annual Shareholders Meeting.

Below is a description of each standing committee. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee

The Audit Committee assists our Board of Directors in overseeing the quality and integrity of our accounting, auditing, and reporting practices. The Audit Committee’s role includes:

•	overseeing the work of our accounting function and internal control over financial reporting,

•	overseeing internal auditing processes,

•	inquiring about significant risks, reviewing our policies for enterprise risk assessment and risk management, and assessing the steps management has taken to control these risks,

•	overseeing business continuity programs,

•	reviewing with management policies, practices, compliance, and risks relating to our investment portfolio,
•	overseeing, with the Regulatory and Public Policy Committee, cybersecurity and other risks relevant to our information technology environment, and

•

reviewing compliance with significant applicable legal, ethical, and regulatory requirements, including those relating to regulatory matters that may have a material impact on our financial statements or internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. The Audit Committee Responsibilities Calendar accompanying the Audit Committee Charter describes the Audit Committee’s specific responsibilities.

The Board of Directors has determined that each Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In

25	Board of Directors

addition, the Board has determined that Mmes. Dublon and List-Stoll, Mr. Noski, and Dr. Panke are “audit committee financial experts” as defined by SEC rules.

Compensation Committee

The primary responsibilities of the Compensation Committee are to:

•	assist our Board of Directors in establishing the annual goals and objectives of the chief executive officer,

•	recommend to the independent members of our Board the compensation of the chief executive officer,

•	oversee an evaluation of the performance of the Company’s other executive officers and approve their compensation,

•	oversee and advise our Board on the adoption of policies that govern executive officer compensation programs and other compensation-related polices,

•	assist the Board in overseeing plans for executive officer development and succession, and

•	oversee administration of our equity-based compensation and other benefit plans.

Our senior executives for human resources and compensation and benefits support the Compensation Committee in its work. The Compensation Committee delegates to senior management the authority to make equity compensation grants to employees who are not executive officers. The Compensation Committee periodically reviews the compensation paid to non-employee directors, and makes recommendations to our Board of Directors for any adjustments.

Compensation consultant

The Compensation Committee retains Semler Brossy Consulting Group, LLC (“Semler Brossy”) to advise the Committee on marketplace trends in executive compensation, management proposals for compensation programs, and executive officer compensation decisions. Semler Brossy also evaluates compensation for the next levels of senior management and equity compensation programs generally. The firm also consults with the Compensation Committee about its recommendations to the Board of Directors on chief executive officer and director compensation.

Consultant independence

Semler Brossy is directly accountable to the Compensation Committee. To maintain the independence of the firm’s advice, Semler Brossy does not provide any services for Microsoft other than those described above. The Compensation Committee has adopted Compensation Consultant Independence Standards, which can be viewed at www.microsoft.com/investor/compconsultant. This policy requires that the Compensation Committee annually assess the independence of its compensation consultant. A consultant satisfying the following requirements will be considered independent. The consultant (including each individual employee of the consultant providing services):

•	is retained and terminated by, has its compensation fixed by, and reports solely to the Compensation Committee,

•	is independent of the Company,

•	will not perform any work for Company management except at the request of the Compensation Committee chair and in the capacity of the Committee’s agent, and

•	does not provide any unrelated services or products to the Company, its affiliates, or management, except for surveys purchased from the consultant firm.

In assessing the consultant’s independence, the Compensation Committee considers the nature and amount of work performed for the Committee during the year, the nature of any unrelated services performed for the Company, and the fees paid for those services in relation to the firm’s total revenues. The consultant annually prepares for the Compensation Committee an independence letter providing assurances and confirmation of the consultant’s independent status under the policy. The Compensation Committee believes that Semler Brossy has been independent during its service for the Committee.

Governance and Nominating Committee

The principal responsibilities of the Governance and Nominating Committee are to:

•	annually establish the process for reviewing the chief executive officer’s performance,

•	determine and recommend the slate of director nominees for election to our Board of Directors,

•	identify, recruit, and recommend candidates to fill director vacancies occurring between annual shareholder meetings,

•	review and make recommendations to the Board about the composition of Board committees,

•	annually evaluate the performance and effectiveness of the Board, and

•	monitor adherence to, review, and recommend changes to our corporate governance framework.

The Governance and Nominating Committee annually reviews the charters of Board committees and, after consultation with the respective Committees, makes recommendations, if necessary, about changes to the charters. The Governance and Nominating Committee Charter describes the specific responsibilities and functions of the Committee.

Board of Directors	26

Regulatory and Public Policy Committee

The principal responsibilities of the Regulatory and Public Policy Committee are to:

•	review and advise the Board of Directors and management about legal, regulatory, and compliance matters concerning competition and antitrust, privacy, security, employment, and immigration laws,
•	oversee, with the Audit Committee, risks relevant to our information system architecture and controls and cybersecurity, and

•

review our policies and programs that relate to matters of corporate citizenship, including human rights, corporate social responsibility, environmental sustainability, supply chain management, and political activities and expenditures.

Director compensation

The Compensation Committee periodically reviews compensation paid to non-employee directors and makes recommendations for adjustments, as appropriate, to the full Board of Directors. Our objective for compensation to non-employee directors is to pay at or near the median of the Dow 30, to award the majority of compensation in equity, and to make meaningful adjustments every few years, rather than smaller adjustments that are more frequent. Except for the addition of an annual chairman retainer in conjunction with Mr. Thompson’s appointment as independent Chairman, there were no changes to director compensation for fiscal year 2014.

Non-employee director compensation structure

Regular retainers (all directors except Messrs. Thompson and Nadella)
Base annual retainer (TOTAL) Cash Stock award	$250,000 $100,000 $150,000
Annual Committee chair retainer	$15,000
Annual Audit Committee member retainer	$15,000
Independent Chairman retainer
Annual independent Chairman retainer (TOTAL – in lieu of other retainers) Cash Stock award	$675,000 $100,000 $575,000

The Company pays for reimbursement of reasonable expenses incurred in connection with Board-related activities.

Director retainers are paid quarterly in arrears. Quarterly periods are measured beginning with the annual shareholders meeting. At the end of each quarterly period, we pay 25% of the total annual retainer to each director. Retainers are pro-rated for directors who join or leave the Board or have a change in Board role during a quarterly period.

Directors may elect to defer and convert to equity all or part of their annual cash retainer, and to defer receipt of all or part of their annual equity retainer under the Deferred Compensation Plan for Non-Employee Directors. Amounts deferred are maintained in bookkeeping accounts that are deemed invested in Microsoft common stock, and dividends paid on the deferred equity are deemed to be invested in our common stock. We calculate the number of shares credited by dividing each quarterly amount deferred by the closing market price of our common stock on the originally scheduled payment date. Accounts in the plan are distributed in shares of Microsoft common stock, with payments either in installments beginning on separation from Board service or in a lump sum amount paid no later than the fifth anniversary after separation from Board service.

Non-executive Chairman compensation. On February 4, 2014, the Board appointed John Thompson as independent non-executive Chairman of the Board. In establishing the retainer for the non-executive Chairman, the Compensation Committee considered the scope of Mr. Thompson’s responsibilities and time commitment and the compensation paid at similar companies with chairs having similar roles. Mr. Thompson’s pay reflects the estimated additional time commitment for this role compared to other non-employee directors, which includes: (i) managing meetings of the Board of Directors, leading the work to set the agenda for Board meetings, leading the Board’s annual chief executive officer performance review, and representing the Board at the annual shareholders meeting, (ii) meeting with the Company’s investors, (iii) acting as an advisor to Mr. Nadella on strategic aspects of the chief executive

27	Board of Directors

officer role with regular consultations on major developments and decisions that are likely to be of interest to the Board, and (iv) at the request of Mr. Nadella, interacting with external audiences. To compensate Mr. Thompson for the greater responsibilities of the non-executive Chairman role, he will receive the annual chairman retainer in lieu of the regular Board retainers.

Director stock ownership policy. To align the interests of our directors and shareholders, our Board of Directors believes that directors should have a significant financial stake in Microsoft. Under the Corporate Governance Guidelines, each director should own Microsoft shares equal in value to a minimum of three times the base annual retainer payable to a director. Each director must retain 50 percent of all net shares (post tax) from the retainer until the minimum share ownership requirement is achieved. Stock deferred under the Deferred Compensation Plan for Non-Employee Directors counts toward the minimum ownership requirement. Each of our directors complied with our stock ownership policy at the end of fiscal year 2014.

Fiscal year 2014 director compensation

This table describes the cash and equity portions of the annual retainer paid to each non-employee director in fiscal year 2014.

Name[1]	Fees Earned or paid in cash[2] ($)	Stock awards ($)	Total ($)
Steven A. Ballmer[3]	24,306	36,458	60,764
Dina Dublon[4]	115,660	150,000	265,660
William H. Gates III	100,000	150,000	250,000
Maria M. Klawe	100,000	150,000	250,000
Stephen J. Luczo[5]	109,024	127,778	236,802
David F. Marquardt[6]	100,571	150,000	250,571
G. Mason Morfit[7]	18,634	24,306	42,940
Charles H. Noski[8]	130,000	150,000	280,000
Helmut Panke	130,000	150,000	280,000
John W. Thompson[9]	122,708	253,299	376,007

(1)	Mr. Nadella received no compensation as a director. He is excluded from the table because we fully describe his compensation in Part 3 – “Named Executive Officer compensation.”

(2)	The value of fractional shares is excluded.

(3)	Mr. Ballmer’s compensation began February 4, 2014 upon his retirement as CEO. He received no compensation for service as a director while he was an employee.

(4)	Ms. Dublon’s compensation was prorated for her service as chair of the Compensation Committee beginning May 1, 2014.

(5)	Mr. Luczo elected to defer both the cash and stock award components of his compensation. The combined cash and stock award value converted into 6,497 shares of our common stock. Mr. Luczo’s compensation was prorated for committee membership changes during the year (moving from member of the Governance and Nominating Committee to chair of the Compensation Committee effective June 12, 2013 and ending Audit Committee membership on February 11, 2014) as well as a partial year of service; he left the Board effective March 17, 2014.

(6)	Mr. Marquardt’s compensation was prorated for his service as chair of the Governance and Nominating Committee, which ended on June 11, 2013.

(7)	Mr. Morfit’s compensation began March 11, 2014 when he joined the Board.

(8)	Mr. Noski elected to defer the stock award component of his compensation. The stock award value converted into 4,077 shares of our common stock.

(9)	Mr. Thompson’s compensation was prorated for his role as Chairman of the Board beginning February 4, 2014. He elected to defer the stock award component of his compensation. The stock award value converted into 6,676 shares of our common stock.

Board of Directors	28

Certain relationships and related transactions

We are a global company with extensive operations in the United States and many foreign countries. Every year we spend tens of billions of dollars for goods and services from third parties. The authority of our employees to purchase goods and services is widely dispersed. Because of these far-reaching activities, there may be transactions and business arrangements with businesses and other organizations in which one of our directors, executive officers, or nominees for director, or their immediate families, or a greater than 5% owner of our stock, may also be a director, executive officer, or investor, or have some other direct or indirect material interest. We will refer to these relationships generally as related-party transactions.

Related-party transactions have the potential to create actual or perceived conflicts of interest between Microsoft and its directors and executive officers or their immediate family members. The Audit Committee has established a written policy and procedures for review and approval of related-party transactions. If a related-party transaction subject to review directly or indirectly involves a member of the Audit Committee (or an immediate family member or domestic partner), the remaining Committee members will conduct the review. In evaluating a related-party transaction, the Audit Committee considers, among other factors:

•	the goods or services provided by or to the related party,

•	the nature of the transaction and the costs to be incurred by Microsoft or payments to Microsoft,
•	the benefits associated with the transaction and whether comparable or alternative goods or services are available to Microsoft from unrelated parties,

•	the business advantage Microsoft would gain by engaging in the transaction,

•	the significance of the transaction to Microsoft and to the related party, and

•	management’s determination that the transaction is in the best interests of the Company.

To receive Audit Committee approval, a related-party transaction must have a Microsoft business purpose and be on terms that are fair and reasonable to Microsoft, and as favorable to the Company as would be available from non-related entities in comparable transactions. The Audit Committee also requires that the transaction meet the same Company standards that apply to comparable transactions with unaffiliated entities.

29	Board of Directors

Part 3	Named Executive Officer compensation

Compensation discussion and analysis

This compensation discussion and analysis provides information about our fiscal year 2014 compensation program for our fiscal year 2014 named executive officers (the “Named Executives”).

Fiscal year 2014 was a significant year for Microsoft’s business and leadership. In the case of our business, we made bold and difficult decisions that will help us achieve our ambition to be the productivity and platform company for the mobile-first and cloud-first world. Through these changes we are refining our ability to create high-value productivity experiences for work and life, built on a single platform and available on any device at work and at home. As we reinvent our business, we are also reinforcing a leadership team equipped to execute our strategy and strengthening our corporate governance structure. These changes include the appointment of a new chief executive officer with a performance-oriented compensation package that ties compensation tightly to shareholder returns.

The contents of this compensation discussion and analysis are organized into six sections.

Section 1 – Chief executive officer transition

Section 2 – Fiscal year 2014 company overview

Section 3 – Fiscal year 2014 compensation decisions

Section 4 – Executive compensation overview

Section 5 – Compensation design process for fiscal year 2014

Section 6 – Other compensation policies and information

Section 1 – Chief executive officer transition

Following Steve Ballmer’s announcement of his decision to retire as CEO, the Board of Directors conducted an extensive, in-depth search of internal and external candidates that culminated in the February 2014 appointment of Satya Nadella – only the third chief executive officer in our history. These leadership developments resulted in several significant executive compensation actions during the fiscal year.

Compensation decisions related to Mr. Nadella’s appointment as Chief Executive Officer

On February 4, 2014, our Board of Directors appointed Mr. Nadella as our Chief Executive Officer. For its first 39 years, Microsoft was led by Bill Gates and then Steve Ballmer, both of whom were among our largest shareholders. As a result, until the appointment of Mr. Nadella, the compensation structure for our CEO differed significantly from those of almost every major global company. Neither Mr. Gates nor Mr. Ballmer received any equity incentive compensation given the intrinsic alignment with shareholders and the wealth-building opportunity their existing Microsoft shares afforded. Historically, this compensation structure produced actual total compensation for our CEO that was significantly lower than that of the chief executive officers of our peers.

In hiring a successor without a pre-existing major equity stake in Microsoft, our Board conducted a comprehensive review of pay structures for chief executive officers at comparable companies. Our Board concluded it was important to establish a compensation framework for our next CEO that would provide a target total compensation opportunity that was competitive with those of leaders at other major global companies, that included long-term company performance as an important ingredient in determining a meaningful portion of pay, and that provided the opportunity to build significant ownership when the CEO creates sustained long-term value for shareholders.

To further these objectives, the Compensation Committee (with the assistance of its executive compensation consultant) developed, and the independent members of the Board approved, a compensation structure comprised of two principal components:

•	A long-term performance-based stock award (the “LTPSA”) designed to motivate the CEO to successfully implement our business transformation and create

Named Executive Officer compensation	30

sustainable long-term value for shareholders by providing the opportunity to share in these gains when Microsoft performs well relative to the S&P 500 companies over a seven year term; and

•	An annual total compensation opportunity comparable to the competitive market.

Long-term performance-based stock award

To focus Mr. Nadella on improving returns for shareholders over the long term, while at the same time providing him the opportunity to build significant ownership and share in those returns when he achieves strong, sustainable performance, the independent members of our Board granted him the LTPSA with these key features.

•

The payout term is seven years. Payout opportunities only occur on the 5th, 6th, and 7th anniversaries of the grant date, reinforcing the importance of value creation over the long term. There are no payout opportunities before the 5th anniversary of the grant date. Unless Mr. Nadella’s employment is terminated without cause, he must continue to be employed by the Company through the fifth anniversary of his promotion to CEO to receive any of the shares under the LTPSA.

•

Relative total shareholder return determines the payout level. More than 80% of the reward opportunity is performance-based measured by our total shareholder return (“TSR”) relative to the S&P 500 over each of three overlapping, five-year performance periods ending in February 2019, 2020, and 2021.

•	Target payout requires above-market performance. Above-market performance (60th percentile of S&P companies over each performance period) is required to earn the target number of shares.

•

Above target payouts require even greater performance. The maximum number of shares are earned only if Microsoft’s TSR is at or above the 80th percentile of the S&P 500 companies over each five-year performance period.

The annualized value of the LTPSA over its seven-year term, using the grant date fair value at target, is $8.45 million. The Board chose the S&P 500 as the compare group for relative TSR because it is a broad and stable index group that represents investors’ alternative capital investment opportunities. To minimize the risk of gains from short-term stock price volatility, TSR is measured over 90-day periods from the end of each five-year period. Similarly, three performance periods are used to limit the impact of short-term price fluctuations on the final outcome. The following graphs depict the payout curve for each tranche of the LTPSA and timing of the long-term payouts. Importantly, the Board considers the seven-year LTPSA a non-recurring award that is separate from Mr. Nadella’s ongoing annual compensation package. Moreover, the Board does not intend to grant any other special awards to Mr. Nadella during the next several years.

Annual total compensation opportunity

In approving the initial annual total compensation opportunity for Mr. Nadella, our Board was mindful of both the fierce competition for talented executives in the technology sector and the demands on and responsibilities of the leader of a global organization with the scope and stature of Microsoft. Accordingly, the independent members of our Board approved the following annual compensation arrangements for Mr. Nadella in connection with his appointment as Chief Executive Officer:

•	An annual base salary of $1,200,000.

•

A target annual cash incentive award opportunity under the Microsoft Executive Officer Incentive Plan (the “Incentive Plan”) equal to 300% of his annual base salary (which, for purposes of fiscal year 2014, would apply only to the portion of his annual salary earned after his promotion). His actual annual cash incentive award could range from 0% – 300% of the target and will be based on his actual performance as evaluated by our Board.

•

Beginning in fiscal year 2015, an annual equity award for shares of Microsoft common stock under the Incentive Plan with a value equal to $13,200,000 (representing approximately 70% of his target annual total

31	Named Executive Officer compensation

compensation opportunity for the fiscal year. Like the stock awards granted to the other Named Executives under the Incentive Plan, this award will vest in four equal annual installments.
•

The Company’s practice is to increase the size of an employee’s equity award when the employee is promoted to a new pay level. However, Mr. Nadella did not receive a promotion stock award because of the one-time retention stock award described below.

The table below shows Mr. Nadella’s annual total target compensation opportunity as CEO for fiscal year 2015.

Base Salary	Target Cash Award ($)	Stock Award ($)	Total Target Compensation
$1,200,000	$3,600,000	$13,200,000	$18,000,000

One-time special retention stock awards

There is intense competition for talent in technology businesses. Talented leaders and employees are the lifeblood of our business. The Compensation Committee determined it was critical to ensure we retained key members of our senior executive team during the transition to a new CEO and to ensure the successful execution of our Company’s ongoing business transformation. Recognizing that we do not maintain employment agreements with our executive officers and aware that these individuals are actively recruited for senior leadership positions at other organizations, during fiscal year 2014 one-time special retention stock awards were made to a small group of executives (including the Named Executives) to ensure the continuity of our senior executive team, some of whom were potential internal candidates for CEO. For example, Mr. Nadella received this award in his prior role as Executive Vice President, Cloud and Enterprise. In addition, Ms. Hood received a similar award due to her exceptional performance, and to bring her total compensation in line with her peers at other companies. Because the awards were designed to ensure continued service beyond the CEO transition, the awards vest based on service ranging from three to five years. All recipients of the one-time retention grants remain with the Company.

The Compensation Committee structured these awards so that the full number of shares of Microsoft common stock subject to each award will only be earned if the Named Executive provides services to us through the full vesting period. Unlike our annual stock awards, these one-time special retention stock awards are not eligible for vesting upon retirement or pro-rated vesting under the Microsoft Senior Executive Severance Benefit Plan. Mr. Shum also received a one-time bonus of $1,000,000 in addition to his retention stock award.

The table below summarizes these awards.

Named Executive	Shares Subject to Award	Grant Date Fair Value	Vesting
Mr. Nadella	471,847	$13,499,543	4 equal annual installments starting August 2015
Ms. Hood	118,963	$4,670,487	4 equal annual installments starting June 2015
Mr. Shum	299,402	$9,065,893	8 equal semi-annual installments starting February 2014
Mr. Smith	314,565	$9,654,000	4 equal annual installments starting August 2015
Mr. Turner	314,565	$10,078,663	3 equal annual installments starting June 2014

Section 2 – Fiscal year 2014 company overview

Corporate transformation

In addition to appointing a new CEO, we made several other significant strategic and Board leadership changes during the past year, including:

•

In September 2013, we announced new reporting segments that resulted from a corporate reorganization we implemented for our 2014 fiscal year. The new segments provide investors with additional information by disclosing results by business model and customer segment rather than by product. We also began disclosing new key performance indicators to provide insight for our shareholders into significant drivers of our business, including Commercial Cloud revenue, several views of Windows and Office 365 revenue growth, and Surface revenue.

•

In February 2014, John Thompson, previously our lead independent director, became independent Chairman of our Board. Mr. Thompson led the search process that resulted in Mr. Nadella’s appointment as our CEO.

•	In April 2014, we completed the acquisition of the Nokia Devices and Services business to grow the opportunity for our entire set of offerings for the mobile-first and cloud-first world.

Named Executive Officer compensation	32

•

In July 2014, we announced a major restructuring plan to streamline and simplify our organization, eliminate duplicative efforts, and align our engineering and product teams with our overall long-term strategy.

Strong financial performance amid significant change

Strong financial results provide the foundation for Mr. Nadella’s plans for Microsoft as a productivity and platform company for the mobile-first and cloud-first world. Over the last five years, our revenue has grown over 48% to $86.8 billion and net income has grown over 51% to $22 billion in fiscal year 2014. Our sales to the enterprise are stronger than ever and consumer offerings are gaining momentum. Our emphasis on long-term growth is unchanged as we undertake to transform our business in a mobile-first and cloud-first world.

Even as we navigated the challenges of business and leadership changes, in fiscal year 2014 we remained disciplined and continued to deliver solid business performance. Reflecting effective cost discipline and growing momentum in our cloud businesses, key fiscal year 2014 results were:

•	$86.8 billion in revenue, an increase of 12%

•	$27.8 billion in operating income, an increase of 4%

•	$2.63 diluted earnings per share, an increase of 2%

•	$25.2 billion in unearned revenue as of fiscal year-end, a record amount

•	Over $49 billion of combined unearned revenue and contracted-not-billed revenue

•	116% growth in Commercial Cloud revenue

•	$15.7 billion returned to shareholders through dividends and stock buybacks, an increase of 27%

•	Total shareholder return of 24%

Over the last three years we have consistently grown total shareholder return, cash returned to shareholders, annual revenue and diluted earnings per share (“EPS”).

33	Named Executive Officer compensation

Section 3 – Fiscal year 2014 compensation decisions

Consistent with our performance and compensation philosophy, the Board of Directors and the Compensation Committee took the following compensation actions for fiscal year 2014.

Performance review process for the CEO

For the purpose of determining incentive awards and compensation changes, our Board of Directors annually assesses our CEO’s performance. This evaluation considers:

•	a summary of Microsoft’s performance for the fiscal year using a wide range of quantitative and qualitative financial, operational, and strategic assessments

•	Mr. Nadella’s evaluation of the Company’s and his performance over the past fiscal year, and

•	the factors listed below under “Performance review process for other Named Executives.”

Based on this assessment, the Compensation Committee recommends the CEO’s Incentive Plan award for the most-recently completed fiscal year and any base salary adjustment. The Compensation Committee does not apply a formula to determine these amounts. Instead, the Compensation Committee exercises its business judgment in making its recommendations, taking into consideration the evaluation of the CEO’s performance, our performance relative to other technology companies, the performance relative to target for the other executive officers over the same period, and the advice of the Compensation Committee’s compensation consultant.

Fiscal year 2014 Incentive Plan award decision for Mr. Nadella

For fiscal year 2014, the Compensation Committee recommended, and the independent members of our Board of Directors approved, an Incentive Plan cash award of $3,600,000 for Mr. Nadella, which was 141% of his target award. In reaching this decision the independent members of our Board considered Mr. Nadella’s performance against his core priorities, the financial and operational performance of the Company, and the financial performance of the Company relative to a group of large technology companies.

Prior to his appointment as CEO, Mr. Nadella successfully led the Cloud and Enterprise business where he drove the transformation to the cloud infrastructure and services business. In fiscal year 2014, the Commercial Cloud annual revenue run rate more than doubled and now exceeds $4.4 billion. He helped drive high renewal rates in our hybrid cloud offerings as well as continued investment in premium versions of our on-premise server products. In addition, as the leader of the Cloud and Enterprise business, Mr. Nadella was responsible for developing a deep technical organization with a strong leadership team from which his successor was selected.

Since becoming CEO in February, Mr. Nadella led the development of our mobile-first and cloud-first strategy, guiding the Company through significant organizational changes, restructuring and evolution of the Company’s culture.

Performance review process for other Named Executives

The Compensation Committee reviewed each executive officer’s performance following the end of the fiscal year. Mr. Nadella and Lisa Brummel, Executive Vice President, Human Resources, also participated in these discussions.

The Compensation Committee placed significant weight on Mr. Nadella’s recommendations for the compensation of executive officers and his evaluation of each executive officer’s performance for the fiscal year because of his first-hand knowledge of each individual’s contributions. Mr. Nadella used information about performance against a wide range of quantitative and qualitative financial, operational, and strategic assessments.

The Compensation Committee also reviewed company-wide and business performance against quantitative and qualitative financial, operational, and strategic measures. These factors vary based on individual responsibilities and the function, division, or group that an executive officer leads, and may include (in alphabetical order):

•	Compliance and integrity

•	Contribution margin

•	Corporate citizenship

•	Customer acceptance

•	Customer satisfaction

•	Developer community satisfaction

•	Efficiency and productivity

•	Innovation

•	Operational excellence

•	Organizational culture and leadership

•	Organizational diversity

•	Product development and implementation

•	Quality

•	Revenue

•	Sales and licensing volume

•	Strategic progress

The Compensation Committee also considers any other information that it deems relevant. After completing this review process, the Compensation Committee, applying its independent judgment, determines each executive officer’s Incentive Plan cash award for the just-completed fiscal year.

Named Executive Officer compensation	34

Fiscal year 2014 cash compensation actions for other Named Executives

After evaluating our other Named Executives’ performance for fiscal year 2014, the Compensation Committee approved the following Incentive Plan cash awards, all of which were substantially below the maximum 300% of target.

Steven A. Ballmer

Mr. Ballmer received no Incentive Plan cash award for fiscal year 2014 because he retired before the end of the fiscal year. Consistent with our long-standing practice and his request, Mr. Ballmer did not receive stock awards under the Incentive Plan.

Amy E. Hood

As Chief Financial Officer, Ms. Hood led Microsoft’s worldwide finance organization, including acquisitions and divestitures, treasury activities, tax planning, accounting and reporting, internal audit, investor relations, global procurement, and facilities.

During fiscal year 2014, Ms. Hood led the reorganization of Microsoft’s financial reporting to align with the new organizational structure. Ms. Hood was also instrumental in leading the Nokia Devices and Services acquisition and integration planning. Under Ms. Hood’s leadership, Microsoft maintained a rigorous focus on operating expense discipline throughout the year resulting in operating expense growth of 4% relative to strong revenue growth of 12%. Overall, Microsoft increased operating income by 4% to $27.8 billion for fiscal 2014 resulting in a 2% increase in diluted earnings per share and returned $15.7 billion in cash to shareholders through stock buybacks and dividends, an increase of 27%.

Based on her fiscal year 2014 performance, Ms. Hood received a cash award of $1,583,750, which was 150% of her target incentive. She received an increase in her base salary in June 2014 to $675,000 as part of an increase in her total target compensation; accordingly, her base salary was not changed for fiscal year 2015.

Harry Shum

Mr. Shum transitioned to Executive Vice President, Technology and Research in December 2013. In this role Mr. Shum led Microsoft Research, one of the world’s largest computer science research organizations, with responsibility for driving the company’s overall technical direction including mid-term and long-term technology strategy, technology policy, and forward looking research and development efforts. These incubation technologies – and the success of partnering with business segments across the organization – are aligned to the company’s longer term strategy and product roadmap.

As part of Microsoft Research’s collaboration with top universities around the world to advance state-of-the-art computer science, Mr. Shum develops and expands Microsoft’s technical talent pipeline both within universities and among cutting-edge high tech talent communities.

Based on his fiscal year 2014 performance, Mr. Shum received a cash award of $1,004,394, which was 100% of his target incentive. His base salary was not changed for fiscal year 2015.

Bradford L. Smith

As General Counsel and Executive Vice President, Legal and Corporate Affairs, Mr. Smith led the company’s Legal and Corporate Affairs group responsible for Microsoft’s legal work, intellectual property portfolio and patent licensing business, and Microsoft’s government affairs, public policy, and corporate citizenship and philanthropic work. He also served as Microsoft’s Corporate Secretary and Chief Compliance Officer.

During fiscal year 2014, Mr. Smith played a critical role supporting the Board of Directors and Mr. Ballmer through the CEO and Chairman of the Board succession process completed in February 2014. He was instrumental in ensuring a smooth and successful transition of leadership to Microsoft’s third CEO and our first independent Chairman of the Board. Mr. Smith led the company to record patent licensing revenues in 2014 and architected the Company’s strategies on government surveillance reform and government review and clearance of the Nokia Devices and Services acquisition.

Based on his fiscal year 2014 performance, Mr. Smith received a cash award of $1,925,000, which was 150% of his target incentive. His base salary was not changed for fiscal year 2015.

B. Kevin Turner

As Chief Operating Officer, Mr. Turner was responsible for the operational leadership of Microsoft’s worldwide sales, marketing, and services organization. Mr. Turner also managed support and partner channels as well as Microsoft stores and corporate support functions including information technology, worldwide licensing and pricing, and operations.

Under Mr. Turner’s leadership, overall fiscal 2014 revenue increased by 12% with balanced growth of 9% across the commercial business and 17% across the consumer business. Geographically, performance was strong across most markets. Microsoft made strong progress in shifting to the cloud in fiscal 2014 by more than doubling cloud revenue. Specifically, increased revenue from Office 365 Commercial drove 116% growth in our Commercial Cloud. Computing and Gaming revenue increased 49% as a result

35	Named Executive Officer compensation

of higher revenue from the Xbox Platform and Surface. Commercial Licensing revenue increased by 6% in 2014 driven primarily by increases in Microsoft SQL Server.

Based on his fiscal year 2014 performance, Mr. Turner received a cash award of $2,848,083, which was 130% of his target incentive. His base salary was not changed for fiscal year 2015.

Fiscal year 2014 stock awards for other Named Executives

As part of each Named Executive’s annual compensation, at the beginning of the fiscal year in September 2013, the Compensation Committee granted stock awards under the Incentive Plan to each of the non-CEO Named Executives based on their roles and responsibilities. As described in Section 4 below:

•

The Compensation Committee targets delivery of at least 70% of total direct annual compensation opportunity for the Named Executives in the form of stock awards to align executives with our shareholders.

•	All annual stock awards vest in four equal annual installments.

•	The number of shares awarded is determined by dividing the award value by the closing price of Microsoft common stock on the last business day in August of the fiscal year of grant.

These awards were as follows:

Named Executive	Number of Shares	Grant Date Fair Value of Annual Stock Award
Ms. Hood	113,773	$3,594,089
Mr. Shum	99,594	$3,550,526
Mr. Smith	149,701	$4,729,055
Mr. Turner	284,432	$8,985,207

Fiscal year 2014 total compensation excluding one-time awards

The table below depicts the compensation delivered to our Named Executives for their fiscal year 2014 performance, excluding one-time cash or stock awards. This table is intended to provide our shareholders with a more comparable calculation of annual compensation of our Named Executives. It is intended to supplement, not replace, the Summary Compensation Table in Section 6 below, which lists our fiscal year 2014 Named Executives, and reports their compensation in the format required by SEC rules.

Named Executive	Salary	Annual Cash Award	Annual Stock Award *	Total
Mr. Nadella	$918,917	$3,600,000	$7,093,566	$11,612,483
Ms. Hood	$603,333	$1,583,750	$3,594,089	$5,781,172
Mr. Shum	$573,939	$1,004,394	$3,550,526	$5,128,859
Mr. Smith	$641,667	$1,925,000	$4,729,055	$7,295,722
Mr. Turner	$796,667	$2,848,083	$8,985,207	$12,629,957

*	Grant date fair value under Accounting Standards Codification Topic 718.

Fiscal year 2015 compensation actions

The Compensation Committee made certain decisions in fiscal year 2014 that will impact fiscal year 2015 and fiscal year 2016 Named Executive compensation.

No base salary increases for fiscal 2015

The Compensation Committee, and independent members of the Board in the case of Mr. Nadella, decided not to increase base salaries for our Named Executives for fiscal year 2015.

Consideration of new performance measures for future years

The Compensation Committee and management considered whether to change the annual award structure of the Incentive Plan for fiscal year 2015. The Compensation Committee agreed with Mr. Nadella’s assessment that it was better to take the time to develop performance metrics and consider long-term incentives for the executive officers that align to the evolution of the Company’s business models and long-term goals, which

Named Executive Officer compensation	36

we intend to implement as part of the senior executive compensation program in fiscal year 2016.

Section 4 – Executive compensation overview

Executive compensation program objectives

Our compensation program for our executive officers is designed to achieve these objectives:

•	provide a competitive total pay opportunity to attract, motivate, and retain the executives who drive our success and industry leadership,
•	align executive interests with shareholders by delivering a high percentage of pay opportunity through equity, incentivizing efforts that yield results over a multi-year horizon,

•	enhance retention by subjecting a majority of total compensation to multi-year vesting, and

•	avoid encouraging unnecessary and excessive risk taking.

Best practices in executive compensation

We do	We do not

✓      Have a stock ownership policy that reinforces alignment between shareholders and our executive officers

✓      Have an executive compensation recovery policy to ensure accountability

✓      Prohibit pledging, hedging, and trading in derivatives of Microsoft securities

✓      Have an independent compensation consultant advising the Compensation Committee

✓      Responsibly manage the use of equity compensation

×      Award stock options

×       Offer executive-only perquisites or benefits (no tax gross-ups, club memberships, car allowances or medical benefits)

×       Have employment contracts

×       Provide change in control protections

×       Have special retirement programs

×       Guarantee bonuses

Independent compensation consultant

The Compensation Committee retains and is advised by Semler Brossy, a national executive compensation consulting firm that is independent of management, to assist the Compensation Committee in its review and oversight of our executive compensation program. See Part 2 – “Board of Directors – Compensation Committee – Compensation consultant” for more information on Semler Brossy’s role as an advisor to the Compensation Committee.

Compensation elements

Our fiscal year 2014 executive compensation program consisted of (1) our annual ongoing pay package and (2) special one-time actions in 2014 to support the significant corporate transformation and leadership transition that occurred, as described above.

Target annual compensation program

The fiscal year 2014 annual ongoing pay program had three components:

•	Base salary

•

A cash award under the Incentive Plan payable in September 2014. Target cash awards range from 100% to 300% of base salary earned for the fiscal year, depending on the executive. Each executive was eligible to receive from zero to 300% of the target cash award based upon corporate, business group, and individual performance and

•	A stock award under the Incentive Plan granted in September 2013 that vests in four equal annual installments of Microsoft common stock

The number of shares of Microsoft common stock subject to each Incentive Plan stock award is determined by dividing the award value by the closing price of Microsoft common stock on the last business day in August of the fiscal year in which the award is granted. These stock awards are intended to deliver at least 70% of target total annual compensation opportunity for the Named Executives.

37	Named Executive Officer compensation

Pay mix versus peers

Our target annual pay mix places a higher proportion of pay in equity compensation than our peer companies. The foregoing chart provides information about the fiscal year 2014 target pay mix for our Named Executives compared to the named executive officers of our Technology and Dow 30 peer groups (as defined below), using data available in mid-2013 when we conducted our fiscal year 2014 compensation planning.

Peer group variable cash comprises discretionary bonuses, target annual non-equity incentive plan awards, and target multi-year non-equity incentive plan awards.

Section 5 – Compensation design process for fiscal year 2014

Executive compensation program design

Competitive market assessment

We compete with global information technology and large market capitalization U.S. companies and smaller, high-growth technology businesses for senior executive talent. We continually monitor the marketplace and the compensation levels and pay practices of other companies to respond to marketplace changes.

To ensure we have the information necessary to set appropriate compensation levels, we conduct an executive compensation market analysis each year that draws from third-party compensation surveys and publicly available executive compensation data for two groups of peer companies. The two groups are:

•

information technology companies that produce software or hardware or provide online or cloud-based services, employ work forces with skill sets and professional backgrounds similar to those of our work force, and have a significant global presence (the “Technology Peer Group”), and

•	large, diversified companies with significant international operations (the “Dow 30 Peer Group”).

We supplement this analysis with additional market information specific to each executive officer’s role. Other companies actively recruit our top officers to fill their senior leadership positions. This market information is supplemented with data on external opportunities potentially available to our executive officers.

While our market analysis informs decisions of our Board and the Compensation Committee on the range of compensation opportunities, we do not tie executive officer compensation to specific market percentiles. We give greater weight to the pay levels and practices of our technology peers because they more closely represent the labor market in which we compete for key talent.

Named Executive Officer compensation	38

In mid-2013, when we developed our fiscal year 2014 compensation design and target compensation opportunities, the two peer groups comprised these companies.

Technology Peer Group		Dow 30 Peer Group
Accenture Adobe Systems Amazon Apple BlackBerry Cisco Systems* Facebook Google Hewlett-Packard*	IBM* Intel* Oracle SAP Symantec Yahoo	3M Alcoa American Express AT&T Bank of America Boeing Caterpillar Chevron Coca-Cola	DuPont ExxonMobil General Electric Home Depot JP Morgan Chase Johnson & Johnson McDonald’s Merck Pfizer	Procter & Gamble Travelers Companies United Technologies UnitedHealth Group Verizon Wal-Mart Walt Disney

*	Technology companies in the Technology Peer Group are omitted from the Dow 30 Peer Group to avoid duplication. For fiscal year 2015, EMC and Qualcomm have replaced BlackBerry and SAP in our Technology Peer Group. Changes in the Dow 30 Peer Group are reflected as they occur.

Technology labor market

Our businesses operate in very dynamic environments. The technology labor market is hyper-competitive with demand growing faster than the supply of technical talent, resulting in significant increases in compensation at all employee levels at the companies with whom we compete for talent. The same conditions exist in the market for executive level talent that can provide innovative leadership while managing at global scale across complex businesses. We expect these trends to continue and we expect to continue to make adjustments in our approach to executive compensation to respond to market conditions.

Complexity of executive roles

Our executive officers have demanding roles leading complex global businesses and organizations. The chart below represents our current position relative to our combined peer companies on three dimensions (based on publicly available information as of July 2014). Often, our roles involve greater scope and complexity than similar positions at the companies in the Technology Peer Group and the Dow 30 Peer group.

Revenue, market capitalization, and headcount – Microsoft’s position relative to peers

Establishing compensation opportunities

In September 2013, Mr. Ballmer recommended to the Compensation Committee fiscal year 2014 Incentive Plan stock awards and target cash awards for each of the other executive officers, as well as base salary increases. In making these recommendations, he considered an array of information that, depending on the officer, included:

•	the executive officer’s role and responsibilities,

•	compensation data from our peer groups and other competitive market information that reflects the scale

39	Named Executive Officer compensation

and scope of the executive officer’s role. For this purpose, peer groups are tailored to comprise companies that represent the function the executive officer oversees,

•	the relationship of total target compensation among internal peers, and

•

information about the market for executive talent gained through our monitoring of external market pay practices, our experience recruiting for executive positions at the Company, and efforts by others to recruit our executives.

The Compensation Committee, applying its independent judgment, then established the annual base salary and formulated a stock award and a target cash award opportunity for each executive officer based on Mr. Ballmer’s recommendation, the factors Mr. Ballmer considered when making his recommendations, and input from the Compensation Committee’s compensation consultant, Semler Brossy.

For fiscal year 2014, our Named Executives’ potential cash awards under the Incentive Plan were limited to 300% of their target cash awards.

Determining Incentive Plan cash awards

Each year, our Named Executives participate in a performance review process that drives the Incentive Plan cash award determinations for the prior fiscal year. The independent members of our Board conduct the performance review and determine awards for the CEO, based on the recommendation of the Compensation Committee. The Compensation Committee determines the amount of the Incentive Plan cash awards for the other Named Executives, based on the recommendations of the CEO. Semler Brossy advises the Compensation Committee on Incentive Plan design and award levels.

Impact of most recent say-on-pay vote

At the 2013 Annual Shareholders Meeting, almost 96% of the votes cast supported our advisory resolution on the compensation of our Named Executives (the “say-on-pay” vote). In considering the results of the say-on-pay vote, as well as input from some of our largest shareholders, the Compensation Committee determined there were no significant expressions of concern about our executive compensation policies and practices. The Compensation Committee did not make any significant changes to our executive compensation program for fiscal year 2014 as a result of the 2013 say-on-pay vote or our ongoing shareholder engagement.

Section 6 – Other compensation policies and information

Executive benefits and perquisites

Our Named Executives are eligible for the same benefits available to our other U.S.-based full-time employees, including our Section 401(k) plan, employee stock purchase plan, health care plan, life insurance plans, and other welfare benefit programs. Besides the standard benefits offered to all employees, we maintain a non-qualified deferred compensation plan for our executives and senior managers. The deferred compensation plan is unfunded, and participation is voluntary. The deferred compensation plan allows our Named Executives to defer their base salary, the cash portion of their Incentive Plan awards, and certain on-hire bonuses. We do not contribute to the non-qualified deferred compensation plan.

During fiscal year 2014, we provided no executive-only perquisites or other personal benefits to our Named Executives.

Post-employment compensation

Our Named Executives do not have employment contracts, and they are not entitled to any payments or benefits following a change in control of Microsoft. Generally, they may be eligible for the following payments or benefits upon termination of their employment:

•

All employees who retire from Microsoft in the United States after (a) age 65 or (b) age 55 with 15 years of service are eligible for the continuation of vesting of stock awards granted at hire or at the time of performance review, if the award was granted over one year before retirement.

•	Generally, all employees whose employment with Microsoft terminates due to death or total and permanent disability will fully vest in their outstanding stock awards.

Under Mr. Turner’s employment offer letter, 160,000 shares of Microsoft common stock subject to his on-hire stock award will vest upon his retirement from Microsoft at age 60 or older, or upon his termination of employment other than for cause (as defined in his offer letter).

Our Named Executives and all other executive officers are eligible to participate in the Microsoft Senior Executive Severance Benefit Plan adopted in September 2013 (the “Severance Plan”). The Severance Plan was approved shortly after Mr. Ballmer announced his intention to retire to help ensure continuity of key leaders by providing designated executives a severance payment if their employment is terminated without cause. For purposes of the Severance Plan, “cause” means (1) conviction of or plea of guilty or no contest to a felony or certain misdemeanors; (2) engaging in gross misconduct; (3) repeated failure to substantially perform duties of the

Named Executive Officer compensation	40

executive’s role; (4) violation of any securities laws; or (5) violation of Microsoft’s policies designed to prevent violations of law.

The Severance Plan benefit comprises (i) a severance payment equal to one-times annual base salary plus target annual cash award, (ii) pro-rata payment of the executive’s annual cash award, (iii) vesting of a pro-rata portion of stock awards (excluding supplemental stock awards) that would otherwise vest in the 12 months after termination of employment, and (iv) continuation of health care through COBRA and outplacement assistance as provided to other employees whose employment is terminated without cause. There is no change-in-control provision in the Severance Plan. To receive the severance benefit, the executive officer must execute a separation agreement that includes a release of claims, confidentiality and non-disparagement provisions, and 12-month non-compete/non-solicitation restrictions.

Mr. Nadella participates in the Severance Plan on the same terms as our other executive officers, except that if his employment is terminated without cause before February 4, 2016, the second anniversary of his appointment as CEO, he will vest in all of his stock awards (excluding any special stock awards) that would otherwise vest in the 12 months after termination of employment. In addition: (i) Mr. Nadella’s LTPSA award will vest in full at the 60th percentile performance level if his employment terminates due to death or total and permanent disability, and (ii) if Microsoft terminates Mr. Nadella’s employment without cause (as defined in the Severance Plan) during a performance period, he will vest in a pro-rata fraction of the threshold 150,000 shares of Microsoft common stock subject to his LTPSA award for his period of employment during the performance period.

The following table shows the amounts that would have been payable to our Named Executives, assuming a covered termination of employment without cause occurred on the last day of fiscal year 2014 under (i) the Severance Plan, (ii) for Mr. Nadella, his LTPSA, and (iii) for Mr. Turner, the stock award granted pursuant to his offer letter.

Potential payments upon termination of employment

Named Executive	Termination Benefit
Mr. Nadella	$17,369,114
Ms. Hood	$5,976,815
Mr. Shum	$5,392,165
Mr. Smith	$8,582,103
Mr. Turner	$21,828,299

Executive compensation recovery policy

Accountability is a fundamental value of Microsoft. To reinforce this value through our executive compensation program, our executive officers and certain other senior executives are subject to an aggressive, ‘no fault’ executive compensation recovery policy. The Compensation Committee may recover incentive compensation whether or not the executive’s actions involve misconduct. When an executive has engaged in intentional misconduct that contributed to the payment, the Compensation Committee may take other remedial action, including seeking to recover the entire payment. Under this policy, the Compensation Committee may seek to recover payments of incentive compensation if the performance results leading to a payment are later subject to a downward adjustment or restatement of financial or nonfinancial performance. The Compensation Committee may use its judgment in determining the amount to be recovered where the incentive compensation was awarded on a discretionary basis, as with awards under the Incentive Plan. Our executive compensation recovery policy is available on our website at www.microsoft.com/investor/recoverypolicy.

Stock ownership policy

Our executive officers and certain other senior executives are subject to stock ownership requirements to maintain a minimum equity stake in Microsoft. This policy embodies the Compensation Committee’s belief that our most senior executives should maintain a significant personal financial stake in Microsoft to promote a long-term perspective in managing our business. In addition, it helps ensure the alignment of executive and shareholder interests, which reduces incentive for excessive short-term risk taking. Our stock ownership policy requires each covered executive to acquire and maintain ownership of shares of Microsoft common stock equal to a specified multiple of his or her base salary, which ranges from three to ten times salary. Mr. Nadella’s required ownership level is 10 times his salary. Each covered executive must retain 50% of all net shares (post-tax) that vest until achieving the minimum share ownership requirement. As of the end of fiscal year 2014, each of our Named Executives complied with our executive stock ownership policy. Our stock ownership policy is available on our website at www.microsoft.com/investor/execstockpolicy.

41	Named Executive Officer compensation

Derivatives trading, hedging and pledging policy

Our Named Executives are prohibited from trading in options, puts, calls, or other derivative instruments related to Microsoft stock or debt. They also are prohibited from purchasing Microsoft stock on margin, borrowing against Microsoft stock held in a margin account, or pledging Microsoft stock as collateral for a loan.

Deductibility of executive compensation

In structuring compensation for our Named Executives, the Compensation Committee considers, among other things, whether a form of compensation will be deductible for federal income tax purposes or otherwise subject to the $1 million annual deduction limit of Section 162(m) of the Internal Revenue Code. However, other factors may be of greater importance than preserving deductibility for a particular form of compensation and the Compensation Committee retains the discretion to award incentive compensation that is nondeductible. Under federal income tax rules, certain qualified performance-based compensation approved by our shareholders is not subject to this deduction limit. Annual awards under the Incentive Plan potentially subject to the deduction limits of Section 162(m) are expected to qualify as performance-based compensation. All regular Incentive Plan compensation for our Named Executives in fiscal year 2014 was intended to be deductible.

Compensation Risk Assessment

We performed an annual assessment for the Compensation and Audit Committees of our Board of Directors to determine whether the risks arising from our fiscal year 2014 compensation policies or practices are reasonably likely to have a material adverse effect on the Company. Our assessment reviewed material elements of executive and non-executive employee compensation, including the LTPSA awarded to Mr. Nadella. We concluded these policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company.

The structure of our compensation program for executive officers does not incentivize unnecessary or excessive risk taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. The Incentive Plan awards have these risk-limiting characteristics.

•

Annual awards to each executive officer are limited to the lesser of a fixed maximum specified in the Incentive Plan, and a fixed percentage of an incentive pool. Cash awards under the Incentive Plan are limited to 300% of a target cash award.

•

Cash awards are based on a review of a variety performance factors, thus diversifying the risk associated with any single aspect of performance, while amounts received under stock awards do not vary directly based on an individual executive officer’s performance.

•	Awards are not made in the form of stock options, which may provide an asymmetrical incentive to take unnecessary or excessive risks to increase the market price of Microsoft common stock.

•	Awards are not tied to formulas that could focus executives on specific short-term outcomes.

•

Members of the Compensation Committee, or in the case of Mr. Nadella, the independent members of our Board of Directors, approve the final Incentive Plan cash awards in their discretion, after reviewing executive and corporate performance.

The LTPSA awarded to Mr. Nadella is a long-term award with payouts determined at the end of three overlapping 5-year performance periods. This eliminates the ability of short-term fluctuations in share price to affect the payouts. In addition, upside is limited to 150% of the target payout.

Awards are subject to our Executive Compensation Recovery Policy, described in Part 3 – “Named Executive Officer compensation – Other compensation policies and information – Executive compensation recovery policy.”

The majority of the award value is delivered in shares of Microsoft common stock with a multi-year vesting schedule, which aligns the interests of our executive officers to long-term shareholder interests.

Executive officers are subject to our executive stock ownership requirements described in Part 3 – “Named Executive Officer compensation – Other compensation policies and information – Stock ownership policy.”

Named Executive Officer compensation	42

Compensation Committee report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Dina Dublon, Chair

Maria M. Klawe

Helmut Panke

John W. Stanton

Fiscal year 2014 compensation tables

Summary compensation table

This table contains information about compensation awarded to our Named Executives for the fiscal years ended June 30, 2014, 2013, and 2012. None of our Named Executives received stock options during those years.

Name and principal position	Year	Salary ($)	Bonus[1] ($)	Stock awards[2] ($)		All other compensa- tion[3] ($)	Total ($)
Satya Nadella Chief Executive Officer and Director	2014	918,917	3,600,000	79,777,109	[4]	12,729	84,308,755
	2013	669,167	1,580,906	5,406,699		12,180	7,668,952
Steven A. Ballmer[5] Former Chief Executive Officer and Director	2014	441,389	N/A	36,458		5,737	483,584
	2013	697,500	550,000	N/A		13,718	1,261,218
	2012	685,000	620,000	N/A		13,128	1,318,128
Amy E. Hood Chief Financial Officer	2014	603,333	1,583,750	8,264,576	[6]	11,399	10,463,058
	2013	365,954	457,443	6,626,019		11,153	7,460,569
Harry Shum EVP, Technology and Research	2014	573,939	2,004,394	14,548,810	[7]	9,543	17,136,686

Bradford L. Smith EVP, General Counsel	2014	641,667	1,925,000	14,383,054	[8]	15,082	16,964,803

B. Kevin Turner Chief Operating Officer	2014	796,667	2,848,083	19,063,869	[9]	10,657	22,719,276
	2013	777,500	2,138,125	7,457,504		10,484	10,383,613
	2012	762,500	2,400,000	7,511,150		10,021	10,683,671

(1)	This column reports Incentive Plan cash awards for the fiscal year for Messrs. Nadella, Shum, Smith, and Turner and Ms. Hood, and a cash one-time bonus of $1,000,000 paid to Mr. Shum for retention purposes.

(2)	All amounts in this column are calculated using the grant date fair value under Accounting Standards Codification Topic 718 based on the market price as of the date of grant of common stock awarded, reduced by the present value of estimated future dividends because the awards are not entitled to receive dividends prior to vesting. In addition to the Incentive Plan stock awards for the fiscal year, this column reports Mr. Nadella’s LTPSA, the one-time retention stock awards granted outside the Incentive Plan, primarily for team leadership continuity, and Mr. Ballmer’s equity retainer for services as a non-employee director after he ceased to be an employee of Microsoft. The grant date fair value of Mr. Nadella’s LTPSA is based on a Monte Carlo simulation valuation conducted by Radford, an Aon Hewitt consulting company.

43	Named Executive Officer compensation

(3)	Details about the amounts in this column are set forth in the table below.

All other compensation

None of our Named Executives received reimbursements for relocation expenses or tax-gross-up payments in the last three fiscal years.

Name	Year	401(k) Plan Company match ($)	Income received under broad-based benefits program* ($)	Total ($)
Satya Nadella	2014 2013	7,800 7,650	4,929 4,530	12,729 12,180
Steven A. Ballmer	2014 2013 2012	2,013 7,650 7,500	3,724 6,068 5,628	5,737 13,718 13,128
Amy E. Hood	2014 2013	9,086 8,614	2,313 2,539	11,399 11,153
Harry Shum	2014	4,465	5,078	9,543
Bradford L. Smith	2014	7,800	7,282	15,082
B. Kevin Turner	2014 2013 2012	7,800 7,650 7,500	2,857 2,834 2,521	10,657 10,484 10,021
*	These amounts include (i) imputed income from life and disability insurance, (ii) athletic club membership and payments in lieu of athletic club membership, and (iii) in Mr. Shum’s case, $350 for a patent award. These benefits are available to substantially all our U.S.-based employees.

(4)	Includes the LTPSA Mr. Nadella received in connection with his promotion to CEO, with a grant date fair value of $59,184,000; he will not be eligible to receive any part of this LTPSA compensation until 2019. This amount also includes a one-time special retention stock award of 471,847 shares (with a grant date fair value of $13,499,543) granted to Mr. Nadella as Executive Vice President, Cloud and Enterprise in August 2013 to help ensure the continuity of our leadership team during the CEO search period and the Company’s business transformation.

(5)	Mr. Ballmer retired as CEO on February 4, 2014. His fiscal year 2014 salary includes $24,306 for his fiscal year 2014 cash retainer for nonemployee director service. His fiscal year 2014 stock award amount is the grant date fair value of his stock award for non-employee director service.

(6)	Includes a one-time stock award of 118,963 shares (with a grant date fair value of $4,670,487) for exceptional performance and to bring Ms. Hood’s total compensation in line with her peers at other companies.

(7)	Includes a one-time special retention stock award of 299,402 shares (with a grant date fair value of $9,065,893) to help ensure the continuity of our leadership team during the CEO search period and the Company’s business transformation. It also includes 62,202 shares (with a grant date fair value of $1,932,392) awarded during fiscal year 2014 for Mr. Shum’s fiscal year 2013 and fiscal year 2014 performance in a non-executive officer role.

(8)	Includes a one-time special retention stock award of 314,565 shares (with a grant date fair value of $9,654,000) to help ensure the continuity of our leadership team during the CEO search period and the Company’s business transformation.

(9)	Includes a one-time special retention stock award of 314,565 shares (with a grant date fair value of $10,078,663) to help ensure the continuity of our leadership team during the CEO search period and the Company’s business transformation.

Named Executive Officer compensation	44

Grants of plan-based awards for fiscal year ended June 30, 2014

This table provides information on grants of awards under any plan to the Named Executives related to the fiscal year ended June 30, 2014.

Name	Grant date	Estimated future payouts under equity incentive plan awards[1]			All other stock awards[1] (#)		Grant date fair value of stock awards[2] ($)
		Threshold(#)	Target(#)	Maximum(#)
Satya Nadella	8/15/2013				471,847	[3]	13,499,543
	9/19/2013				224,551	[4]	7,093,566
	2/4/2014	450,000	1,800,000	2,700,000			59,184,000
Steven A. Ballmer	5/19/2014				917	[5]	36,458
Amy E. Hood	9/19/2013				113,773	[4]	3,594,089
	6/25/2014				118,963	[3]	4,670,487
Harry Shum	8/30/2013				21,782	[6]	668,054
	8/30/2013				40,420	[6]	1,264,338
	9/25/2013				299,402	[3]	9,065,893
	11/13/2013				99,594	[4]	3,550,526
Bradford L. Smith	9/19/2013				149,701	[4]	4,729,055
	9/19/2013				314,565	[3]	9,654,000
B. Kevin Turner	9/19/2013				284,432	[4]	8,985,207
	9/19/2013				314,565	[3]	10,078,663

(1)	All grants reported in this table were made under the Company’s 2001 Stock Plan, except Mr. Ballmer’s stock award was granted under the Company’s 1999 Stock Plan for Non-Employee Directors.

(2)	All amounts in this column are calculated using the grant date fair value under Accounting Standards Codification Topic 718 based on the market price as of the date of grant of common stock awarded, reduced by the present value of estimated future dividends because the awards are not entitled to receive dividends prior to vesting. The grant date fair value of Mr. Nadella’s equity incentive plan award granted on February 4, 2014 (the LTPSA) is based on a Monte Carlo simulation valuation conducted by Radford, an Aon Hewitt consulting company.

(3)	Represents one-time special retention stock awards granted to help ensure the continuity of our leadership team during the CEO search period and the Company’s business transformation and, for Ms. Hood, a one-time stock award that was granted for exceptional performance and to bring her total compensation in line with her peers at other companies.

(4)	Represents stock awards granted under the Incentive Plan during fiscal year 2014 for fiscal year 2014 performance.

(5)	Represents Mr. Ballmer’s fiscal year 2014 stock award for service as a non-employee director following his retirement as CEO.

(6)	Represents stock awards granted during fiscal year 2014 for fiscal year 2013 and fiscal year 2014 performance in non-executive officer role.

45	Named Executive Officer compensation

Outstanding equity awards as of June 30, 2014

This table provides information on unvested stock awards held by the Named Executives on June 30, 2014.

Name	Stock awards
	Number of shares or units of stock that have not vested[1] (#)	Market value of shares or units of stock that have not vested[2] ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested[2] ($)
Satya Nadella	975,777	40,689,901	450,000	[3]	18,765,000
Steven A. Ballmer	N/A	N/A
Amy E. Hood	416,444	17,365,715
Harry Shum	582,909	24,307,305
Bradford L. Smith	678,650	28,299,705
B. Kevin Turner	1,076,934	44,908,148

(1)	The following table shows the dates on which the awards in the outstanding equity awards table vest and the corresponding number of shares, subject to continued employment through the vest date.

Vesting Date	Number of Shares Vesting
	Satya Nadella	Amy E. Hood	Harry Shum	Bradford L. Smith	B. Kevin Turner
8/28/2014	0	0	37,425	0	0
8/29/2014	56,137	28,443	24,898	37,425	71,108
8/30/2014	0	0	14,461	0	0
8/31/2014	140,588	20,683	59,461	115,746	215,134
9/28/2014	0	31,565	0	0	0
10/26/2014	0	4,025	0	0	0
1/15/2015	0	0	12,863	0	0
2/28/2015	0	0	45,397	0	0
3/15/2015	0	0	9,847	0	0
5/15/2015	0	31,024	0	0	0
6/25/2015	0	29,740	0	0	0
6/30/2015	0	0	0	0	104,855
8/15/2015	117,961	0	0	78,641	0
8/28/2015	0	0	37,426	0	0
8/29/2015	56,138	28,443	24,899	37,425	71,108
8/30/2015	0	0	9,409	0	0
8/31/2015	91,743	20,683	41,598	67,813	142,765
9/28/2015	0	20,299	0	0	0
1/15/2016	0	0	14,701	0	0
2/28/2016	0	0	37,425	0	0
2/29/2016	0	0	7,972	0	0

Named Executive Officer compensation	46

Vesting Date	Number of Shares Vesting
	Satya Nadella		Amy E. Hood	Harry Shum	Bradford L. Smith	B. Kevin Turner
5/15/2016	0		31,024	0	0	0
6/25/2016	0		29,741	0	0	0
6/30/2016	0		0	0	0	104,855
8/15/2016	117,962		0	0	78,641	0
8/28/2016	0		0	37,425	0	0
8/29/2016	56,138		28,443	24,898	37,425	71,108
8/30/2016	0		0	9,410	0	0
8/31/2016	47,048		20,683	10,932	30,825	64,893
9/28/2016	0		3,722	0	0	0
2/28/2017	0		0	42,477	0	0
6/25/2017	0		29,741	0	0	0
8/15/2017	117,962		0	0	78,641	0
8/28/2017	0		0	37,426	0	0
8/29/2017	56,138		28,444	24,899	37,426	71,108
8/30/2017	0		0	9,409	0	0
8/31/2017	0		0	3,894	0	0
6/25/2018	0		29,741	0	0	0
8/15/2018	117,962		0	0	78,642	0
8/30/2018	0		0	4,357	0	0
2/3/2019	150,000	*	0	0	0	0
2/3/2020	150,000	*	0	0	0	0
2/3/2021	150,000	*	0	0	0	0
Retirement at age 60 or older	0		0	0	0	160,000
Total	1,425,777		416,444	582,909	678,650	1,076,934
*	Represents vest of Mr. Nadella’s LTPSA.

(2)	The market value is the number of shares shown in the table multiplied by $41.70, the closing market price of Microsoft common stock on June 30, 2014.

(3)	Represents the number of shares under Mr. Nadella’s LTPSA at the minimum award level.

47	Named Executive Officer compensation

Stock awards vested for fiscal year ended June 30, 2014

This table provides information, on an aggregate basis, about stock awards that vested during the fiscal year ended June 30, 2014 for each of the Named Executives.

Microsoft has not granted stock options, other than options assumed in acquisitions, since 2003; no Named Executives held exercisable options.

Name	Stock awards
	Number of shares acquired on vesting (#)	Value realized on vesting[1] ($)
Satya Nadella	174,683	5,832,323
Steven A. Ballmer	N/A	N/A
Amy E. Hood	106,826	3,856,727
Harry Shum	120,648	4,278,867
Bradford L. Smith	159,214	5,317,748
B. Kevin Turner	403,517	14,405,435

(1)	The value realized on vesting is calculated by multiplying the number of shares shown in the table by the market value of the shares on the vesting date.

Non-qualified deferred compensation

This table provides information about Named Executives’ contributions, earnings, and balances under our non-qualified Deferred Compensation Plan in fiscal year 2014. Microsoft does not contribute to the Deferred Compensation Plan, and in fiscal year 2014 there were no withdrawals by or distributions to Named Executives.

Name	Executive contributions in fiscal year 2014[1] ($)	Aggregate earnings in fiscal year 2014[2] ($)	Aggregate balance at June 30, 2014 ($)
Satya Nadella	N/A	24,379	157,048
Steven A. Ballmer	N/A	N/A	N/A
Amy E. Hood	N/A	N/A	N/A
Harry Shum	183,000	327,256	2,186,787
Bradford L. Smith	N/A	N/A	N/A
B. Kevin Turner	N/A	N/A	N/A

(1)	The amount in this column represents fiscal year 2014 deferred base salary, which is reported in the Salary column of the Summary Compensation Table.

(2)	The amount in this column is not included in the Summary Compensation Table because plan earnings were not preferential or above-market.

Named Executive Officer compensation	48

Microsoft’s Deferred Compensation Plan is unfunded and unsecured. It allows participants to defer a specified percentage of their base salary (up to 50%), and/or eligible incentive cash payments (up to 100%). Participation in the Deferred Compensation Plan is limited to senior managers, including our Named Executives. Microsoft does not contribute to the Deferred Compensation Plan or guarantee any returns on participant contributions.

When an employee elects to participate in the Deferred Compensation Plan, the employee must specify the percentage of base salary and/or cash incentive award to be deferred, and the timing of distributions. No withdrawals are permitted during employment or prior to the previously elected distribution date, other than “hardship withdrawals” as permitted by applicable law. Amounts deferred under the Deferred Compensation Plan are credited with hypothetical investment earnings based on participant investment elections made from among investment options available under the plan.

Equity compensation plan information as of June 30, 2014

This table provides information about shares of Microsoft stock that may be issued under our equity compensation plans approved by shareholders and plans not approved by shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights[1]	Weighted average exercise price of outstanding options, warrants, and rights [2]	Number of securities remaining available for future issuance under equity compensation plans [3]
Equity compensation plans approved by security holders[4]	259,812,525	$5.8677	519,137,457
Equity compensation plans not approved by security holders	0	N/A	0
Total	259,812,525	$5.8677	519,137,457

(1)	Includes 259 million shares issuable upon vesting of outstanding stock awards granted under the 2001 Stock Plan.

(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding stock awards, which have no exercise price.

(3)	Includes 173 million shares remaining available for issuance as of June 30, 2014 under the 2003 Employee Stock Purchase Plan.

(4)	Under the 2001 Stock Plan, no award may be repriced, replaced, regranted through cancellation, or modified without shareholder approval (except in connection with a change in our capitalization), if the effect would be to reduce the exercise price for the share underlying such award.

Compensation Committee interlocks and insider participation

Dina Dublon, Maria M. Klawe, Stephen Luczo and Helmut Panke were members of the Compensation Committee during fiscal year 2014 (Mr. Luczo left the Compensation Committee on March 17, 2014 and Dr. Panke joined on May 1, 2014). All members of the Compensation Committee were independent directors, and no member was an employee or former employee of Microsoft. During fiscal year 2014, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

49	Named Executive Officer compensation

Stock Ownership Information

This table describes, as of September 30, 2014, the number of shares of our common stock beneficially owned by our directors and Named Executives, together with additional underlying shares or stock units as described in Notes 2 through 5 to the table.

In computing the number and percentage of shares beneficially owned by each person, we have included any shares of common stock that could be acquired within 60 days of September 30, 2014 by the exercise of options, the vesting of stock awards or the receipt of shares credited under the Deferred Compensation Plan for Non-Employee Directors. These shares, however, are not counted in computing the percentage ownership of any other person.

Beneficial ownership
Name	Common Stock(1),(2),(3)		Percent of common stock	Additional underlying shares or stock units(4),(5)	Total
Steven A. Ballmer	333,254,734		4.04%	0	333,254,734
Dina Dublon	42,848		*	5,438	48,286
William H. Gates III	297,992,934	(6)	3.61%	0	297,992,934
Maria M. Klawe	26,105		*	0	26,105
Teri L. List-Stoll	149	(7)	*	0	149
David F. Marquardt	669,780	(8)	*	0	669,780
G. Mason Morfit	74,237,469	(9)	*	0	74,237,469
Charles H. Noski	87,067	(10)	*	0	87,067
Helmut Panke	44,476		*	0	44,476
Charles W. Scharf	0	(7)	*	0	0
John W. Stanton	47,670	(11)	*	0	47,670
John W. Thompson	28,345	(12)	*	16,473	44,818
Amy E. Hood	130,827		*	470,403	601,230
Satya Nadella	231,116		*	4,669,609	4,900,725
Harry Shum	121,002		*	530,310	651,312
Bradford L. Smith	283,722		*	635,539	919,261
B. Kevin Turner	218,519		*	5,674,590	5,893,109
Named Executives and Directors as a group (21 People)	708,146,415	(13)	8.58%	N/A	N/A

*	Less than 1%

(1)	Beneficial ownership represents sole voting and investment power.

(2)	For directors, includes shares credited under the Deferred Compensation Plan for Non-Employee Directors that may be distributable within 60 days of September 30, 2014: Ms. Dublon, 17,208; Mr. Noski, 74,887.

(3)	For Named Executives, includes stock awards that may vest within 60 days of September 30, 2014: Ms. Hood, 4,025.

(4)	For directors, includes shares credited under the Deferred Compensation Plan for Non-Employee Directors that are not payable within 60 days following termination of Board service: Ms. Dublon, 5,438 and Mr. Thompson, 16,473.

(5)	For Named Executives, includes (i) unvested stock awards that do not vest within 60 days of September 30, 2014, subject to continued employment at the time of each vest: Ms. Hood, 470,403; Mr. Nadella, 2,869,609; Mr. Shum, 530,310; Mr. Smith, 110,060; and Mr. Turner, 5,674,590; (ii) 1,800,000 shares payable to Mr. Nadella under his LTPSA at target performance, and (iii) 525,479 shares that would vest if Mr. Smith retires from Microsoft.

(6)	Excludes 424,816 shares held by Mr. Gates’ spouse, as to which he disclaims beneficial ownership.

(7)	Ms. List-Stoll and Mr. Scharf were appointed to the Board in October 2014.

(8)	Includes an aggregate of 3,975 shares held in trusts for three of Mr. Marquardt’s children.

(9)

Includes 66,866,141 shares that are directly beneficially owned by ValueAct Capital Master Fund, L.P. and may be deemed to be indirectly beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital

Named Executive Officer compensation	50

Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. G. Also includes 7,370,501 shares directly beneficially owned by ValueAct Capital Master Fund, L.P. and may be deemed to be indirectly beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Mr. Morfit is a member of the management board of ValueAct Holdings GP, LLC. Each reporting person listed above disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.

(10)	Includes 12,180 shares held by a family trust.

(11)	Includes 7,243 shares held by a family trust and 40,239 shares held in a synthetic index fund account.

(12)	Includes 27,279 shares held by a family trust.

(13)	Includes 92,095 shares credited under the Deferred Compensation Plan for Non-Employee Directors and 4,025 stock awards that may vest within 60 days of September 30, 2014.

Principal Shareholders

This table lists all entities that are the beneficial owner of more than 5% of Microsoft common stock.

Name	Voting common stock and nature of beneficial ownership as of 9/30/2014		Percent of class to be voted at the meeting
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	440,981,461	(1)	5.3%
(1)	All information about BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on February 10, 2014. BlackRock, Inc. reported that it has sole voting power with respect to 353,712,994 shares of common stock, sole dispositive power with respect to 440,912,648 shares of common stock, and shared voting and shared dispositive power of 68,813 shares of common stock.

Section 16(a) – Beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers using information obtained from them and from Microsoft’s records. We believe our executive officers met all applicable Section 16(a) filing requirements during fiscal year 2014.

51	Named Executive Officer compensation

Part 4	Audit Committee matters

Audit Committee report

The Audit Committee operates under a written charter adopted by the Board of Directors. It is available on Microsoft’s website at www.microsoft.com/investor/auditcommittee. The charter, which was last amended effective July 1, 2014, includes a calendar that outlines the Audit Committee’s duties and responsibilities quarter-by-quarter. The Audit Committee reviews the charter and calendar annually and works with the Board of Directors to amend them as appropriate to reflect the evolving role of the Committee. Fiscal year 2014 changes to the Audit Committee’s charter are described in Part 2 – “Board of Directors – Board committees.”

The Board of Directors has the ultimate authority for effective corporate governance, including oversight of the management of Microsoft. The Audit Committee assists the Board in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Microsoft, the audits of Microsoft’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as Microsoft’s independent auditor, and the performance of Microsoft’s internal auditor.

The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of Microsoft’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Microsoft’s system of internal control. Microsoft’s independent auditor, Deloitte & Touche, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal year 2014, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter and the accompanying calendar. Specifically, the Audit Committee, among other actions:

•	reviewed and discussed with management and the independent auditor Microsoft’s quarterly earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC,

•

reviewed and discussed with management, the internal auditor, and the independent auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s opinion about the effectiveness of Microsoft’s internal control over financial reporting,

•	reviewed and discussed with management, the internal auditor, and the independent auditor, as appropriate, the audit scopes and plans of both the internal auditor and the independent auditor,

•

inquired about significant business and financial reporting risks, reviewed Microsoft’s policies for risk assessment and risk management, and assessed the steps management is taking to control these risks,

•

met in periodic executive sessions with each of management, the internal auditor, and the independent auditor, including to discuss the results of their examinations, their evaluations of internal controls, and the overall quality of the Company’s financial reporting,

•

met with the chief executive officer and chief financial officer to discuss the processes they have undertaken to evaluate the accuracy and fair presentation of the Company’s consolidated financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting,

•	reviewed the Company’s related party transactions and Policy for Related Party Transactions,

•	received reports about the receipt, retention, and treatment of financial reporting and other compliance concerns, and

Audit Committee matters	52

•

reviewed the adequacy of the Company’s compliance programs, including those relating to regulatory matters that may have a material impact on the consolidated financial statements or internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and the independent auditor Microsoft’s audited consolidated financial statements and related footnotes for the fiscal year ended June 30, 2014, and the independent auditor’s report on those financial statements. Management represented to the Audit Committee that Microsoft’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. Deloitte & Touche presented the matters required to be discussed with the Audit Committee by Public Company Accounting Oversight Board (United States) Auditing Standard AU Section 380, Communication with Audit Committees, and Rule 2-07 of SEC Regulation S-X. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of Microsoft’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in Microsoft’s consolidated financial statements, including the disclosures relating to critical accounting policies.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Microsoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 for filing with the SEC.

The Audit Committee recognizes the importance of maintaining the independence of Microsoft’s independent auditor, both in fact and appearance, and takes a number of measures to ensure independence. The Audit Committee leads the selection of the lead audit engagement partner, working with Deloitte & Touche with input from management. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. This policy prohibits the independent auditor from providing non-audit services such as bookkeeping or financial systems design and implementation. The Company’s pre-approval policy is more fully described below in this Part 4 under the caption “Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Auditor.” The Audit Committee has concluded that provision of the non-audit services described in that section was compatible with maintaining the independence of Deloitte. In addition, Deloitte & Touche has provided the Audit Committee with the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee has reviewed these materials and discussed the firm’s independence with Deloitte & Touche.

As provided in its charter, the Audit Committee also assessed Deloitte & Touche’s performance as independent auditor during fiscal year 2014, consistent with the approach described in “Audit Committee Annual Evaluation of the External Auditor” published by the Center for Audit Quality. The Audit Committee assessed the performance of the Deloitte & Touche audit team and the lead audit engagement partner. Performance factors included:

•	the quality and candor of Deloitte & Touche’s communications with the Audit Committee and management,

•	how effectively Deloitte & Touche maintained its independence and employed its independent judgment, objectivity, and professional skepticism

•	available external data about quality and performance including reports of the Public Company Accounting Oversight Board on Deloitte & Touche and its peer firms,

•	the appropriateness of Deloitte & Touche’s fees, and

•	Deloitte & Touche’s tenure as our independent auditor and their knowledge of our global operations, accounting policies and practices, and internal control over financial reporting.

Following this evaluation, the Audit Committee concluded that the selection of Deloitte & Touche as the independent registered public accounting firm for fiscal year 2015 is in the best interest of the Company and its shareholders. The Board recommends that shareholders ratify this selection at the Annual Meeting.

Audit Committee

Charles H. Noski (Chair)

Dina Dublon

Teri L. List-Stoll

G. Mason Morfit

Helmut Panke

53	Audit Committee matters

Fees billed by Deloitte & Touche

This table presents fees for professional audit services rendered by Deloitte & Touche for the audit of Microsoft’s annual financial statements for the years ended June 30, 2014 and 2013, and fees billed for other services rendered by Deloitte & Touche during those periods.

Year ended June 30	2014	2013
Audit fees	$28,178,000	$23,075,000
Audit related fees	18,015,000	13,782,000
Tax fees	51,000	57,000
All other fees	27,000	410,000
Total	$46,271,000	$37,324,000

Audit fees

These amounts represent fees of Deloitte & Touche for the audit of our annual consolidated financial statements, the review of consolidated financial statements included in our quarterly Form 10-Q reports, the audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. Audit fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of periodic financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-related fees

Audit-related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of Microsoft’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of Microsoft’s consolidated financial statements, third party assurance audits for cloud services, and accounting consultations about the application of generally accepted accounting principles to proposed transactions. Revenue assurance and license compliance includes procedures under contracts we have entered into that provide for review by an independent accountant, and advice about controls associated with the completeness and accuracy of our software licensing revenue. These services support the evaluation of the effectiveness of internal control over revenue recognition, and enhance the independent auditor’s understanding of our licensing programs and controls.

Tax fees

Tax fees consist generally of the two categories of tax compliance and return preparation, and of tax planning and advice. The tax compliance and return preparation services consisted of preparing original and amended tax returns and claims for refunds. During fiscal years 2014 and 2013, fees incurred for tax compliance and return preparation were approximately $18,000 and $40,000 respectively. Tax planning and advice consisted of support during income tax audits or inquiries. For fiscal year 2014 and 2013, fees incurred for tax planning and advice were approximately $33,000 and $17,000, respectively.

All other fees

All other fees consist of permitted services other than those that meet the criteria above and include training activities and economic, industry, and accounting subscriptions and surveys.

The Audit Committee concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche.

Audit Committee matters	54

Policy on Audit Committee pre-approval of audit and permissible non-audit services of independent auditor

The Audit Committee has a policy for pre-approval of all audit and permissible non-audit services provided by the independent auditor. Each year, the Audit Committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. At least quarterly, the Audit Committee reviews and, if appropriate, pre-approves services to be performed by the independent auditor, reviews a report summarizing fiscal year-to-date services provided by the independent auditor, and reviews an updated projection of the fiscal year’s estimated fees.

The Audit Committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the Audit Committee. The Audit Committee then reviews the delegate’s approval decisions each quarter. Microsoft uses a centralized internal system to collect requests from Company personnel for services by the independent auditor to facilitate compliance with this pre-approval policy.

55	Audit Committee matters

Part 5	Proposals to be voted on at the meeting

Election of directors

Our Board of Directors currently consists of twelve members. Dina Dublon and David F. Marquardt are not seeking re-election and their Board service will end effective as of the date of the Annual Shareholders Meeting. As a result, the Board has authorized a reduction in the size of the Board to ten members effective December 3, 2014, as permitted by the Company’s Bylaws.

Ten directors have been nominated for election at the Annual Shareholders Meeting to hold office until the next Annual Shareholders Meeting. The nominees were evaluated and recommended by the Governance and Nominating Committee in accordance with its charter and our Corporate Governance Guidelines. For additional information about the nominees and their qualifications, please see Part 2 – “Board of Directors – Director nominations and qualifications.”

Each director will be elected by a vote of the majority of the votes cast, meaning that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director.

Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees:

Name	Age	Director since	Occupation
William H. Gates III	58	1981	Co-Chair and Trustee, Bill & Melinda Gates Foundation
Maria M. Klawe	63	2009	President, Harvey Mudd College
Teri L. List-Stoll	51	2014	Executive Vice President and CFO, Kraft Foods Group, Inc.
G. Mason Morfit	39	2014	President, ValueAct Capital
Satya Nadella	47	2014	CEO, Microsoft
Charles H. Noski	62	2003	Former Vice Chairman, Bank of America Corporation
Helmut Panke	68	2003	Former Chairman of the Board of Management, BMW Bayerische Motoren Werke AG
Charles W. Scharf	49	2014	CEO, Visa, Inc.
John W. Stanton	59	2014	Chairman, Trilogy International Partners, Inc.
John W. Thompson	65	2012	Independent Chairman, Microsoft; CEO, Virtual Instruments

Proposals to be voted on at the meeting	56

Advisory vote on Named Executive Officer compensation

As required by Section 14A of the Securities and Exchange Act of 1934, we are asking for your advisory vote on the following resolution (the “say-on-pay” resolution):

Resolved, that the shareholders approve, in a nonbinding vote, the compensation of the Company’s Named Executives, as disclosed in “Part 3 – Named Executive Officer compensation.”

We currently hold our say-on-pay vote every year and the next vote will be in 2015. Shareholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur no later than 2017.

Statement in support

In 2009, we were one of the first U.S. public companies voluntarily to submit our executive compensation to a shareholder vote and it received the overwhelming support of nearly 99% of votes cast. The goals, philosophies, and practices in place then are fundamentally the same today. At the 2013 Annual Meeting, almost 96% of the votes cast supported our say-on-pay resolution.

Pay for performance

Our annual compensation program allows our Compensation Committee and Board to determine pay based on a comprehensive view of executive officer roles and responsibilities and their performance, and is designed to produce long-term business success. The compensation package for our CEO is designed to motivate the CEO to successfully implement our business transformation and create sustainable long-term value for shareholders by providing the opportunity to share in these gains if we perform well relative to the S&P 500 companies over a significant multi-year period. During fiscal year 2015, management and the Compensation Committee and management intend to develop performance metrics and consider long-term incentives for the executive officers to align to the evolution of the Company’s business models and long-term goals, which we intend to implement for the fiscal year 2016 senior executive compensation program.

Sound program design

We designed our compensation programs for Named Executives to attract, motivate, and retain the key executives who drive our success and industry leadership. Pay that reflects performance and alignment of that pay with the interests of long-term shareholders are key principles that underlie our compensation program design and decisions. We achieve our objectives through compensation that:

✓	provides a competitive total pay opportunity,

✓	consists primarily of stock-based compensation, which encourages our Named Executives to act as owners with an equity stake in Microsoft,

✓	enhances retention by subjecting a significant percentage of total compensation to multi-year vesting, and

✓	does not encourage unnecessary and excessive risk taking.

Best practices in executive compensation

Our compensation programs for Named Executives do not provide inappropriate incentives or reward inappropriate risks.

We do	We do not

✓      Have a stock ownership policy that reinforces alignment between shareholders and our executive officers

✓      Have an executive compensation recovery policy to ensure accountability

✓      Prohibit pledging, hedging, and trading in derivatives of Microsoft securities

✓      Have an independent compensation consultant advising the Compensation Committee

✓      Responsibly manage the use of equity compensation

×      Award stock options

×      Offer executive-only perquisites or benefits (no tax gross-ups, club memberships, car allowances or medical benefits)

×      Have employment contracts

×      Provide change in control protections

×      Have special retirement programs

×      Guarantee bonuses

57	Proposals to be voted on at the meeting

Although the vote is non-binding, the Board and the Compensation Committee will review the voting results and through our regular shareholder engagement seek to understand the factors that influenced the voting results.

The Board and the Compensation Committee will consider constructive feedback obtained through this process in making future decisions about our executive compensation programs.

Our Board of Directors recommends a vote FOR approval, on a non-binding, advisory basis, of the compensation paid to our Named Executives in fiscal year 2014.

Ratification of independent auditor

The Audit Committee has selected Deloitte & Touche as Microsoft’s independent auditor for fiscal year 2015, and the Board asks shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise Microsoft’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Deloitte & Touche for ratification by shareholders as a matter of good corporate practice. The Board considers the selection of Deloitte & Touche as Microsoft’s independent auditor for fiscal year 2015 to be in the best interests of Microsoft and its shareholders.

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required to approve the ratification of the selection of Deloitte & Touche as Microsoft’s independent auditor for the current fiscal year. If a majority of shareholders does not ratify the selection of Deloitte & Touche, the Audit Committee will consider the result a recommendation to consider the selection of a different firm.

The Board of Directors recommends a vote FOR the ratification of the independent auditor.

Shareholder proposal

Ms. Myra Young has advised us that she intends to submit the following proposal for consideration at our Annual Meeting.

Proposal 4 – Proxy Access for Shareholders

WHEREAS, Microsoft’s Board is too comfortable and stretched:

•	Three directors sit on three or four boards,

•	Six over 60 years old

•	Six served 9 or more years

•	Between 6% and 9% of shares voted against three in 2013

Microsoft stock underperformed the NASDAQ over recent one, two and five year timeframes. Risk analyst GMIRatings reports Microsoft “has not disclosed specific, quantifiable performance target objectives for the CEO, in contrast to 73.9% of companies in its home market that have provided such metrics.”

PwC’s 2013 Survey found 35% of directors (half who served less than one year) believe at least one member of their board should be replaced. Top three reasons:

•	Diminished performance because of aging,

•	Lack of expertise, and

•	Poor meeting preparation.

RESOLVED, Shareowners ask our board, to the fullest extent permitted by law, to amend our governing documents to allow shareowners to make board nominations as follows:

1. The Company proxy statement, form of proxy, and voting instruction forms shall include, listed with the board’s nominees, alphabetically by last name, nominees of:

a. Any party of one or more shareowners that has collectively held, continuously for three years, at least three percent of the Company’s securities eligible to vote for the election of directors, and/or

b. Any party of 25 or more shareowners that have each held continuously for three years a number of shares of the Company’s stock that, at some point within the preceding 60 days, was worth at least $2,000 and collectively at least three percent of the Company’s securities eligible to vote for the election of directors.

2. For any board election, no shareowner may be a member of more than one such nominating party. Board members and officers of the Company may not be members of any such nominating party of shareowners.

3. Parties nominating under 1(a) may collectively, and parties nominating under 1(b) may collectively, make nominations numbering up to 20% of the company’s board of directors. If either group should exceed its 20% limit, opportunities to nominate shall be distributed among parties in that group as evenly as possible.

Proposals to be voted on at the meeting	58

4. If necessary, preference among 1(a) nominators will be shown to those holding the greatest number of the Company’s shares for at least three years, and preference among 1(b) nominators will be shown to those with the greatest number of shareholders who have each held continuously for three years a number of shares of the Company’s stock that, at some point within the preceding 60 days, was worth at least $2,000.

5. Nominees may include in the proxy statement a 500 word supporting statement.

6. Each proxy statement or special meeting notice to elect board members shall include instructions for nominating under these provisions, fully explaining all legal requirements for nominators and nominees under federal law, state law and the company’s governing documents.

Vote to enhance shareholder value:

Proposal 4 – Proxy Access for Shareholders

Board recommendation

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

COMPANY STATEMENT IN OPPOSITION

Microsoft’s Board is committed to strong corporate governance practices and an appropriate balance of shareholder rights. The Board recognizes proxy access is a topic of growing interest to investors and continues to evaluate it. However, the Board believes this proposal is fundamentally flawed and is not in the best interest of shareholders. The proposal falls short of what’s needed to enable a responsible investor voice and lacks safeguards against short-term abuse. Given Microsoft’s good governance practices and the robust engagement practices we maintain, the Board does not believe that adoption of this proxy access proposal is the right approach for Microsoft or our shareholders. The Board recommends a vote AGAINST this proposal.

Several aspects of this proposal introduce significant risk of disruption to the Company and lack safeguards to ensure proxy access would not be abused.

The proposal permits an excessive number of shareholder-proposed candidates, up to 40% of the Board every year. This percentage far exceeds both the 20% collective maximum typical in other shareholder proxy access proposals (see proposals at Disney in 2014, Verizon in 2013, and Walgreen Co. in 2013) and the limit in the Securities and Exchange Commission’s 2010 proxy access rules (the “SEC Proxy Access Rules”). While the SEC Proxy Access rules were subsequently withdrawn, they would have allowed candidates composing no more than 25% of the board. Creating a circumstance in which 40% of the Board could be replaced in any single year introduces significant risk and could cause serious disruption to the Board’s oversight of management, strategy and risk.

The proposal does not require that 3% of shares be held for a minimum of three years. This proposal states that each member of a group of shareholders must hold only a small number of shares continually for three years, so long as the group collectively holds 3% of the company’s shares when the proxy access mechanism is used. This would allow an investor with short-term interests to hold only a small stake in our company for three years and increase their stake when they wish to exercise this proxy access mechanism. Such a structure creates the opportunity for proxy access to be used to advance short term-interests, potentially to the detriment of our long-term shareholders.

There is no limit on the ability of shareholders, even the same ones, to advance an additional 40% slate the following year. Unlike the SEC Proxy Access Rules, the proponent’s proposal does not require that nominating shareholders disclaim any intent to effect a change in control. Shareholders’ true intentions would be unknown. Proxy access should be a mechanism to provide representation on a board of directors, not to effect a corporate takeover. Such lack of important safeguards against abuse of the proxy access mechanism are not in the best interest of our shareholders and could cause abrupt changes in our Board. The potential disruption of a perennial proxy contest would substantially distract the Board from its highest value activities and would contravene our investors’ focus on the adoption of governance practices that enhance their long-term economic interests.

Providing access to Microsoft’s proxy statement as set forth in the Proposal will undermine the value of the thorough and rigorous selection and nomination process our Board and Governance and Nominating Committee already follows. The Board and the Governance and Nominating Committee are best situated to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective Board that addresses the evolving needs of the Company and represents the best interests of our shareholders. Members of the Board and the Governance and Nominating Committee have a fiduciary duty to act in the best interests of the Company and its shareholders.

59	Proposals to be voted on at the meeting

Shareholders may already nominate one or more directors, whom the Board will evaluate under the same criteria it applies to its own candidates. In contrast, this proposal would allow individuals or small groups of shareholders who have no fiduciary duty and are not bound by the Company’s corporate governance policies and practices to nominate directors to advance their own agenda or narrow interests, without regard to the best interests of the Company. While shareholders would be free to reject such nominees, the cost and disruption of having to defend against narrow agenda-driven attacks is meaningful and not in shareholders’ interests.

Our existing corporate governance policies provide the appropriate balance between ensuring Board accountability to shareholders and enabling the Board to oversee effectively Microsoft’s business and affairs for the long-term benefit of shareholders. Our Board fully is accountable to shareholders through a variety of progressive governance practices, including:

•	an independent Board chairman

•	annual elections of our entire Board

•	majority voting for directors

•	shareholders may call special meetings

We have a regular and robust shareholder outreach program with a wide range of shareholders, most of whom own less than 3% of our common stock, providing a meaningful avenue for two-way communication on matters that concern them. The Board reviews feedback expressed by shareholders. Shareholders have not told us that proxy access is a priority for them. We are committed to continuing our practice of quality shareholder engagement and responsiveness.

Microsoft investors have multiple avenues to provide input about and influence the operation and composition of the Board of Directors. We provide our shareholders with the ability to voice their perspectives to our Board directly by email or mail, with an option to direct such communications to any individual director, a specific committee and all non-employee directors as a group. For serious matters that motivate a shareholder to take their perspectives directly to our shareholders, proponents can act at our annual meeting and act off-cycle by calling a special meeting.

The proponent’s assertions to establish a need for proxy access do not accurately reflect the current composition of our Board. Of our director candidates, only one director sits on more than one other public company board. The average age of director candidates is 57 and only four are over 60 years old. Average director candidate tenure is 7.2 years and only three have served nine or more years. Our Board implemented a performance-based compensation package for our CEO in which the majority of total pay opportunity will be determined by a quantified, measurable objective (total shareholder return relative to the S&P 500).

Given our Board’s record of protecting shareholder rights and responding to shareholder input in the board selection process, as well as the lack of critical safeguards against the abuse of a proxy access for short-term interests, this proposal does not warrant support and has the potential for creating significant risk to Microsoft’s shareholders. The Board urges you to vote AGAINST this proposal.

Vote required

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the proposal.

Proposals of shareholders for 2015 Annual Shareholders Meeting

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so they are received by the Corporate Secretary of Microsoft at the address provided below no later than the close of business (5:30 p.m. Pacific Time) on June 18, 2015. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In order to be properly brought before the 2015 Annual Meeting, a shareholder’s notice of a matter the shareholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), or the person or persons the shareholder wishes to nominate as a director, must be received by the Corporate Secretary of Microsoft at the address provided below not less than 90 nor more than 120 days before the first anniversary of the date of the 2014 Annual Meeting. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than August 5, 2015, and no later than the close of business (5:30 p.m. Pacific Time) on September 4, 2015, unless our Annual Meeting date occurs more than 30 days before or 60 days after December 3, 2015. In that case, we must receive proposals not earlier than the close of business on the 120th day prior to the date of the 2015 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the Annual Meeting or, if the first public announcement of the date of the Annual Meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which we first make a public announcement of the date of the meeting.

Proposals to be voted on at the meeting	60

To be in proper form, a shareholder’s notice must include the information about the proposal or nominee as specified in our Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. Microsoft will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2015 Annual Meeting must be addressed to: MSC 123/9999, Office of the Corporate Secretary, Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

61	Proposals to be voted on at the meeting

Part 6	Information about the meeting

This Proxy Statement was first mailed to shareholders on or about October 20, 2014. It is furnished in connection with the solicitation of proxies by the Board of Directors of Microsoft Corporation (“Microsoft” or “the Company”) to be voted at the Annual Shareholders Meeting for the purposes set forth in the accompanying Notice of Annual Shareholders Meeting. The Annual Shareholders Meeting will be held at 8:00 a.m. Pacific Time on December 3, 2014 at Meydenbauer Center, 11100 NE 6th Street, Bellevue,

Washington 98004. Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date.

Internet availability of proxy materials

We are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On October 20, 2014, we mailed a Notice of Internet Availability of Proxy Materials to certain of our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Proof of ownership required for attending meeting in person

You are entitled to attend the Annual Meeting only if you are a shareholder as of the close of business on September 30, 2014, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Microsoft stock on the record date. This can be:

•	a brokerage statement or letter from a bank or broker indicating ownership on September 30, 2014,

•	the Notice of Internet Availability of Proxy Materials,

•	a printout of the proxy distribution email (if you received your materials electronically),
•	a proxy card,

•	a voting instruction form, or

•	a legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a shareholder must present the proxy card, properly executed, and a copy of the proof of ownership. Shareholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Participation in electronic meeting

You may also attend this year’s Annual Shareholders Meeting via the Internet. The accompanying proxy materials include instructions on how to participate in the meeting and the means by which you may vote your shares of Company stock. To submit your questions during the Annual Meeting, please log on to www.virtualshareholdermeeting.com/MSFT14. You will need to enter the 12-digit control number received with your Proxy or Notice of Internet Availability of Proxy Materials to enter the meeting.

Information about the meeting	62

Solicitation of proxies

The Board of Directors of Microsoft is soliciting the proxy accompanying this Proxy Statement. Proxies may be solicited by officers, directors, and employees of Microsoft, none of whom will receive any additional compensation for their services. Also, AST Phoenix Advisors may solicit proxies at a cost we anticipate will not exceed $15,000. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. Microsoft will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. Microsoft will pay all proxy solicitation costs.

Shareholders of record at the close of business on September 30, 2014 will be entitled to vote at the meeting on the basis of one vote for each share held. On September 30, 2014, there were 8,255,024,407 shares of common stock outstanding, held of record by 112,083 shareholders.

Householding

To reduce costs and reduce the environmental impact of our Annual Meeting, a single proxy statement and annual report, along with individual proxy cards or individual Notices of Internet Availability, will be delivered in one envelope to certain shareholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received from an affected shareholder. Shareholders participating in householding will continue to receive separate proxy cards. If you are a registered shareholder and would like to enroll in this service or receive individual copies of this year’s and/or future proxy materials, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, by mail at P.O. Box 2362, New York, NY 10272-2362, by phone at (800) 285-7772, option 1, or by email at msft@amstock.com. If you are a beneficial shareholder, you may contact the broker or bank where you hold the account.

Election of directors

Ten directors are to be elected at the Annual Meeting to hold office until the next Annual Shareholders Meeting, and until their respective successors are elected and qualified. If, for any reason, the directors are not elected at an Annual Meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by our Bylaws. The accompanying proxy will be voted in favor of the nominees presented in Part 2 – “Board of Directors – Our director nominees” to serve as directors unless the shareholder indicates to the contrary on the proxy. All the nominees are current directors.

The Board of Directors expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee designated by our Board.

Voting procedures

Tabulation of votes

Our independent election inspector, Broadridge Financial Services, will tabulate votes cast by proxy or in person at the meeting. We expect to publish the final vote tabulation on our website, www.microsoft.com/investor/votingresults, within one business day after the Annual Meeting. We will also report the results in a Form 8-K filed with the SEC within four business days of the Annual Meeting.

Majority vote standard for election of directors

In an uncontested election, each director will be elected by a vote of the majority of the votes cast. A majority of votes cast means the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. We will not treat as cast any share (a) whose ballot is marked as withheld, (b) that is otherwise present at the meeting but for which there is an abstention, or (c) that is otherwise present at the meeting as to which a shareholder gives no authority or direction. In a contested election, the directors will be elected by a

63	Information about the meeting

plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected.

A contested election is one in which:

•	as of the last day for giving notice of a shareholder nominee, a shareholder has nominated a candidate for director according to the requirements of our Bylaws, and

•	as of the date that notice of the meeting is given, the Board of Directors considers that a shareholder candidacy has created a bona fide election contest.

In an uncontested election, a nominee who does not receive a majority vote will not be elected. Except as explained in the next paragraph, an incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which the election inspector determines the voting results as to that director, (b) the date on which the Board of Directors appoints an individual to fill the office held by that director, or (c) the date of that director’s resignation.

The Board of Directors may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. The Governance and Nominating Committee will consider promptly whether to fill the office of a nominee who fails to receive a majority vote and make a recommendation to our Board about filling the office.

The Board of Directors will act on the Governance and Nominating Committee’s recommendation and within 90 days after certification of the shareholder vote will disclose publicly its decision.

Additional details about this process are specified in our Bylaws, which are available on our website at www.microsoft.com/bylaws.

Vote required; effect of abstentions and broker non-votes

The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how to vote your shares through the voting instruction form included with this Proxy Statement. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Brokers and custodians can no longer vote uninstructed shares on your behalf in director elections. For your vote to be counted, you must submit your voting instruction form to your broker or custodian.

Proposal number	Item	Votes required for approval	Abstentions	Uninstructed shares
1	Election of directors	Majority of shares cast	Not voted	Not voted
2	Advisory vote on executive compensation (“say on pay”)	Majority of shares cast	Not voted	Not voted
3	Ratification of independent auditor	Majority of shares cast	Not voted	Discretionary vote
4	Shareholder Proposal – Proxy Access for Shareholders	Majority of shares cast	Not voted	Not voted

Vote confidentiality

We maintain the confidentiality of the votes of individual shareholders. Ballots, proxy forms, and voting instructions returned to brokerage firms, banks, and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator, and the inspector of election have access to the ballots, proxy forms, and voting instructions. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to defend legal claims, or as otherwise required by law. If you write comments on your proxy card or ballot, management may learn how you voted in reviewing your comments.

Where to find more proxy voting information

•	The SEC website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.

•	Contact the Microsoft Investor Relations department through our website at www.microsoft.com/investor/contacts/default.aspx or by phone at 425.706.4400.

•	You may view our annual report and vote your shares at www.proxyvote.com.

•	Contact the broker or bank through which you beneficially own your shares.

Information about the meeting	64

Where to find our corporate governance documents

Copies of our Board committee charters and other governance documents listed in Part 1 can be found at

www.microsoft.com/investor/corporategovernance. We will provide any of the foregoing information to a shareholder without charge upon written request to MSC 123/9999, Office of the Corporate Secretary, Microsoft Corporation, One Microsoft Way, Redmond, WA 98052-6399.

Other business

The Board of Directors does not intend to bring any other business before the Annual Meeting, and so far as is known to our Board, no matters are to be brought before the meeting other than as specified in the notice of meeting. In addition to the scheduled items of business, the meeting may consider other shareholder proposals and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, proxies will be voted in accordance with the judgment of the persons voting such proxies.

Representatives of Deloitte & Touche, independent auditor for Microsoft for fiscal year 2014 and the current fiscal year, will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

DATED: Redmond, Washington, October 20, 2014.

65	Information about the meeting

Driving directions and parking

Downtown Bellevue

Driving Directions

From Seattle via SR-520

• Take SR-520 east to I-405 south.

• Take Exit 13A west to NE 4th Street westbound.

• Turn right onto 112th Avenue NE.

• Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on the right.

From Seattle via I-90

• Take I-90 east to I-405 north.

• Take Exit 13A west to NE 4th Street westbound.

• Turn right onto 112th Avenue NE.

• Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on right.

Parking

Due to limited parking availability, we encourage you to explore Metro Transit’s commuter services. The Bellevue Transit Center is conveniently located less than a block from Meydenbauer Center.

Parking validation for Meydenbauer Center garage will be available at the meeting.

Driving directions and parking facility

C/O PROXY SERVICES P.O. BOX 9163 FARMINGDALE, NY 11735

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR code above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MSFT14

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M78594-P56389	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MICROSOFT CORPORATION
The Board of Directors recommends a vote “FOR” EACH OF THE FOLLOWING NOMINEES, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 and “AGAINST” PROPOSAL 4.

1.	Election of Directors: (The Board recommends a vote FOR each nominee)		For	Against	Abstain

	01.	William H. Gates lll	☐	☐	☐				For	Against	Abstain

	02.	Maria M. Klawe	☐	☐	☐		08.	Charles W. Scharf	☐	☐	☐

	03.	Teri L. List-Stoll	☐	☐	☐		09.	John W. Stanton	☐	☐	☐

	04.	G. Mason Morfit	☐	☐	☐		10.	John W. Thompson	☐	☐	☐

	05.	Satya Nadella	☐	☐	☐	2.	Advisory vote on executive compensation (The Board recommends a vote FOR this proposal)		☐	☐	☐

	06.	Charles H. Noski	☐	☐	☐	3.	Ratification of Deloitte & Touche LLP as our independent auditor for fiscal year 2015 (The Board recommends a vote FOR this proposal)		☐	☐	☐

	07.	Helmut Panke	☐	☐	☐	4.	Shareholder Proposal - Proxy access for shareholders (The Board recommends a vote AGAINST this proposal)		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Note:		Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Shareholders Meeting Information:

Location:	Meydenbauer Center
11100 NE 6th Street Bellevue, WA 98004
Date:	December 3, 2014
Time:	8:00 AM PT

In order to be admitted to the Annual Shareholders Meeting, you must present one of the following as proof of ownership of Microsoft stock on the record date.

•	Notice of Internet Availability of Proxy Materials

•	Proxy card

•	Legal proxy provided by your bank, broker, or nominee

•	Voting instruction card

•	If you received your proxy materials by e-mail, a printout of the e-mail

•	Brokerage statement or letter from a bank or broker indicating ownership on the record date

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M78595-P56389

MICROSOFT CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints JOHN W. THOMPSON and SATYA NADELLA, and each of them, with full power of substitution, as proxies to vote all the shares the undersigned is entitled to vote at the Annual Shareholders Meeting of the Company to be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington, December 3, 2014 at 8:00 a.m. and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof in accordance with and as described in the Notice and Proxy Statement of the Annual Shareholders Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made as to any item, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side